                                                                  EXECUTION COPY




                          LOAN AND SECURITY AGREEMENT


                          DATED AS OF OCTOBER 18, 1995

                                     AMONG

                 SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION,
                            A DELAWARE CORPORATION,

              BCM ENGINEERS INC., A PENNSYLVANIA CORPORATION, AND

          RIEDEL ENVIRONMENTAL SERVICES, INC., AN OREGON CORPORATION,

                                 AS BORROWERS,


                  BCM ENGINEERS INC., AN ALABAMA CORPORATION,


                                AS ACCOUNT OWNER

                 EACH OF THE FINANCIAL INSTITUTIONS INITIALLY A SIGNATORY HERETO, TOGETHER WITH THOSE ASSIGNEES PURSUANT TO PARAGRAPH 23 HEREOF, AS LENDERS

                                      AND


                                 CHEMICAL BANK

                            AS AGENT FOR THE LENDERS

                                  $35,000,000

                               TABLE OF CONTENTS


                                                                                                         Page
                                                                                                         ----
1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       REVOLVING LOANS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

3.       TERM LOANS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

4.       LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

5.       INTEREST, FEES AND CHARGES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

6.       LOAN ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

7.       GRANT OF SECURITY INTEREST TO LENDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

8.       PRESERVATION OF COLLATERAL AND PERFECTION OF
         SECURITY INTERESTS THEREIN   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

9.       [INTENTIONALLY DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

10.      COLLECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

11.      SCHEDULES AND REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

12.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

13.      REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

14.      COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

15.      CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

16.      DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

17.      REMEDIES UPON AN EVENT OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

18.      THE AGENT.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

19.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

20.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

21.      CHOICE OF GOVERNING LAW AND CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

22.      FORUM SELECTION AND SERVICE OF PROCESS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

23.      MODIFICATION AND BENEFIT OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

24.      HEADINGS OF SUBDIVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

25.      POWER OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

26.      WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY   . . . . . . . . . . . . . . . . . . . . .  75


Exhibit A                 -       Business and Collateral Locations

Exhibit B                 -       Form of Assignment and Assumption Agreement

Exhibit C-1               -       Form of Revolving Note

Exhibit C-2               -       Form of Term Note

Exhibit D                 -       Excluded Collateral

Annex I                   -       Commitment Amounts

Schedule A                -       Closing Document List

Schedule 1(a)             -       Permitted Liens

Schedule 13(q)            -       Permitted Indebtedness

Schedule 13(s)            -       Corporate Structure

Schedule 13(t)            -       States of Good Standing

Schedule 13(x)            -       ERISA Plans

Schedule 13(y)            -       Environmental Compliance

Schedule 14(o)            -       Write Offs of Loan and Financing Costs

                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of this 18th day of October, 1995, by and among SMITH ENVIRONMENTAL TECHNOLOGIES CORP., a Delaware corporation ("Smith Environmental" or a "Borrower"), with its principal office at Two Galleria Tower, 13455 Noel Road, Dallas, Texas 75240, BCM ENGINEERS INC., a Pennsylvania corporation ("BCM" or a "Borrower"), with its principal office at One Plymouth Meeting, Plymouth Meeting, Pennsylvania 19462, RIEDEL ENVIRONMENTAL SERVICES, INC., an Oregon corporation ("Riedel" or a "Borrower" and together with Smith Environmental and BCM, the "Borrowers"), with its principal office at 4611 N. Channel Avenue, Portland, Oregon 97217, BCM ENGINEERS INC., an Alabama corporation ("BCM-Alabama"), with its principal office at 108 St. Anthony Street, Mobile, Alabama 36602, EACH FINANCIAL INSTITUTION IDENTIFIED ON ANNEX I HERETO (together with its successors and assigns, a "Lender") and CHEMICAL BANK, a New York banking corporation ("Chemical"), with its principal office at 270 Park Avenue, New York, New York 10017, acting in its capacity as agent for the Lenders (in such capacity, the "Agent").

                                  WITNESSETH:

                 WHEREAS, from time to time Borrowers may request the Lenders to make loans and advances to and extend certain credit accommodations to the Borrowers, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

                 NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrowers by the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

         1.      DEFINITIONS.

                 (a)      General Definitions

                 "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus
1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (i) the product of (x) the Three-Month Secondary CD Rate and (y) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (ii) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (or any successor) (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; "C/D Reserve Percentage" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more; "C/D Assessment Rate" shall mean, for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successory assessment risk classification) within the meaning of 12 C.F.R.
Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

                 "ABR LOAN" shall mean an ABR Revolving Loan or an ABR Term
Loan.

                 "ABR REVOLVING LOAN" shall mean a Revolving Loan that bears interest based on the ABR.

                 "ABR TERM LOAN" shall mean a Term Loan, or portion thereof, that bears interest based on the ABR Rate.

                 "ACCOUNT," "ACCOUNT DEBTOR," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS," and "INVENTORY," shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the New York Uniform Commercial Code.

                 "ACCOUNT OWNER" shall mean each of the Borrowers and BCM-Alabama.

                 "AFFILIATE" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control which such Person and, without limiting the generality of the foregoing, includes (i) any Person which beneficially owns or holds 5% or more of any class of voting securities of such Person or 5% of the equity interest in such Person, (ii) any Person of which such Person beneficially owns or holds 5% or more of any class of voting securities or in which such Person beneficially owns or holds 5% or more of the equity interest in such Person and (iii) any director, officer or employee of such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 "AGENT ADVANCES" shall have the meaning specified in paragraph 2(d) hereof.

                 "AGREEMENT" shall have the meaning specified in the initial recital paragraph hereof and shall include any amendment, modification, or restatement of, and any supplement to, the Agreement.

                 "APPLICABLE MARGIN" shall have the meaning specified in paragraph 5(b) hereof.

                 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning specified in paragraph 23 hereof.

                 "BCM - ALABAMA" shall mean BCM Engineers Inc., an Alabama corporation and a wholly-owned subsidiary of BCM-Parent.

                 "BCM BORROWING BASE" shall have the meaning specified in paragraph 2 hereof.

                 "BCM MERGER" shall mean the corporate merger on or about September 28, 1994 of BCM Merger Corp., a Delaware corporation, with and into BCM-Parent, pursuant to an Agreement and Plan of Merger dated August 17, 1994, duly adopted by the Board of Directors of BCM Merger Corp. and BCM, and approved by the sole shareholder of BCM Merger Corp.

                 "BCM-PARENT" shall mean BCM Engineers Inc., a Delaware corporation, a wholly-owned subsidiary of Smith Environmental.

                 "BCM SUBLINE" shall have the meaning specified in paragraph 2 hereof.

                 "BENEFIT PLAN" shall mean any "defined contribution plan" or "defined benefit plan" (as defined in Section 3(34) or Section 3(35) of ERISA, respectively) for which any Borrower, any Subsidiary or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                 "BILLABILITY" shall mean the percentage of the aggregate hours for which the total labor force of a business shall have worked which is billable to the customers of such business, and with respect to the Borrowers, shall be calculated pursuant to a fraction, expressed as a percentage, the numerator of which shall equal, for any period of determination, the Borrowers' aggregate direct chargeable labor in respect of customer projects and the denominator of which shall equal, for such period, the Borrowers' aggregate total available labor less the aggregate amount of any paid leave for such period.

                 "BORROWING BASE" shall mean the Smith Environmental Borrowing Base, the BCM Borrowing Base or the Riedel Borrowing Base, as the case may be.

                 "BREAKAGE COSTS" shall have the meaning specified in paragraph 6(c)(iv) hereof.

                 "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or legal holiday in the State of New York, on which banks are open for substantially all their banking business in New York City except that, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "CAPITAL EXPENDITURES" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Smith Environmental or any of its Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the consolidated balance sheet of Smith Environmental.

                 "CAPITAL LEASE" shall mean any lease of any property (whether real, personal or mixed) by any Borrower as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Borrower.

                 "CAPITALIZED LEASE OBLIGATION" shall mean an obligation to pay rent or other amounts under any Capital Lease, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                 "CASH INTEREST EXPENSE" shall mean, with respect to any Person for any period, the Interest Expense of such Person, less all non-cash items constituting Interest Expense during such period (including, without limitation, amortization of debt discounts and payments of interest on Indebtedness by issuance of Indebtedness).

                 "CHANGE OF CONTROL" shall mean:

                          (a) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act) of a direct or indirect majority in interest (more than 50%) of the voting stock of Smith Environmental by way of merger or consolidation or otherwise;

                          (b) Smith Environmental at any time, legally or beneficially (and free of any liens other than in favor of the Agent, for the ratable benefit of the Lenders), owns less than 100% of the outstanding capital stock of any of the Subsidiaries other than Soil Tech ATP Systems, Inc.; or

                          (c) the occurrence of a "Change of Control" under, and as defined under, the CVC Note Purchase Agreement as in effect on the date of execution thereof.

                 "CLOSING DATE" shall mean the date upon which the initial Loan is made.

                 "CLOSING DOCUMENT LIST" shall have the meaning specified in paragraph 15 hereof.

                 "CODE" shall mean the Internal Revenue Code of 1986, all amendments thereto, successor statutes and regulations promulgated thereunder.

                 "COLLATERAL" shall mean all of the personal property described in paragraph 7 hereof and in the Key Man Life Insurance Policies, all of the real property described in the Mortgages, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to the Agent to secure, either directly or indirectly, repayment of any of the Liabilities.

                 "COMMITMENT" of each Lender shall mean its Revolving Loan Commitment and its Term Loan Commitment.

                 "CONSENT JUDGMENT" shall mean the consent judgment in the principal amount of $2,520,000 against Riedel in favor of the United States of America, together with the Terms of Payment attached thereto as Exhibit 1, executed and delivered by Riedel in connection with that certain Settlement Agreement dated November 18, 1994 by and among Riedel, Smith Environmental and the United States of America.

                 "CONSOLIDATED BORROWING BASE" shall have the meaning specified in paragraph 2(b) hereof.

                 "CONTAMINANT" shall mean all Hazardous Materials and all those substances which are regulated by or form the basis of liability under Federal, state or local environmental, health and safety statutes or regulations including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance which constitutes a material health, safety or environmental hazard to any person or property.

                 "CONTINUATION" shall have the meaning specified in paragraph 6(c) hereof.

                 "CONVERSION" shall have the meaning specified in paragraph 6(c) hereof.

                 "CVC" shall mean 399 Venture Partners, Inc., a Delaware corporation.

                 "CVC BRIDGE NOTES" shall mean each of Smith Environmental's Convertible Senior Notes initially due eleven (11) months from the date of issuance thereof in the aggregate principal amount of $2,000,000, issued pursuant to the CVC Note Purchase Agreement.

                 "CVC NOTES" shall mean each of Smith Environmental's Convertible Senior Subordinated Notes due 2004 in the aggregate principal amount of $10,000,000, issued pursuant to the CVC Note Purchase Agreement.

                 "CVC NOTE PURCHASE AGREEMENT" shall mean the Amended and Restated Note Purchase Agreement between Smith Environmental and CVC, dated as of November 15, 1994 and amended pursuant to the First Amendment to Amended and Restated Note Purchase Agreement dated as of October 18, 1995.

                 "DEFAULT" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

                 "DEFAULTING LENDER" shall have the meaning specified in paragraph 2(h) hereof.

                 "DOLLARS" and the sign "$" shall mean and refer to U.S.
dollars.

                 "EBITDA" shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

                 "ELIGIBLE ACCOUNT" shall mean an Account (x) owing to an Account Owner and (y) which is acceptable to the Agent in its commercially reasonable credit judgment. The Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

                 (i) it is genuine and in all respects is what it purports to be;

                 (ii) it is owned by such Account Owner and such Account Owner has the right to subject it to a security interest in favor of the Agent;

                 (iii) it arises from the performance of services or other operations by such Account Owner and such services or other operations have been performed or delivered to and accepted by the Account Debtor thereunder;

                 (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder and (A) is due and payable not more than thirty (30) days after the date of the invoice and does not remain unpaid more than ninety (90) days past the stated due date thereof or (B) does not remain unpaid more than one hundred and twenty

                 (120) days after the date of the invoice; provided, however, that if more than fifty percent (50%) (which percentage shall automatically decrease to twenty-five percent (25%) on the date coinciding with the first anniversary of the Closing
                 Date) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for (X) 90 days following the respective due dates thereof, in the case of invoices containing terms described in clause (A) hereof or
                 (Y) 120 days following the respective issuance dates thereof, in the case of invoices containing terms described in clause
                 (B) hereof, then all Accounts owing to each Account Owner by that Account Debtor shall be deemed ineligible, and provided further that not more than $2,500,000 of the aggregate amount of Accounts which are due and payable more than thirty (30) days after the date of invoice and which remain unpaid more than ninety (90) days but not more than one hundred and twenty
                 (120) days after the date of invoice, together with Accounts which are due and payable not more than thirty (30) days after the date of invoice and which remain unpaid more than sixty
                 (60) days but not more than ninety (90) days after the date of invoice shall be deemed to be Eligible Accounts;

                 (v) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

                 (vi) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

                 (vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

                 (viii) the Account Debtor thereunder is not a director, officer, employee or agent of such Account Owner, or a Subsidiary, Parent or Affiliate of such Account Owner;

                 (ix) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Account Owner assigns its right to payment of such Account to the Agent, pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended; provided, however, that an Account currently existing, or created or arising during the 120 consecutive day period following the Closing Date shall not be ineligible pursuant to this paragraph 1(a)(ix) solely because such Account Owner has not assigned such Account to the Agent pursuant to or has otherwise not complied with such Act;

                 (x) it is not an Account with respect to which the Account Debtor is located in a state which requires such Account Owner, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) such Account Owner has taken one of the actions described in clauses (A) or
                 (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Account Owner at its election, or (z) such Account Owner has proven, to the Agent's satisfaction, that it is exempt from any such requirements under any such state's laws;

                 (xi) it is an Account which arises out of a sale made in the ordinary course of such Account Owner's business;

                 (xii) the Account Debtor is a resident or citizen of, and is located within, the United States of America, unless (A) payment thereof is secured by a letter of credit containing terms and issued by a financial institution acceptable to the Agent or (B) approval is otherwise given in writing by the Agent;

                 (xiii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the services, or, if such payment is conditional upon such Account Debtor's approval, such Account Debtor has not, within the thirty (30) consecutive day period following its receipt of the invoice relating to such Account, given notice to any Account Owner that such Account Debtor does not approve of such services (it being understood that upon its receipt of such notice, such Account Owner shall immediately advise the Agent thereof in writing and such Account shall immediately cease to be an Eligible Account);

                 (xiv) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of such Account Owner contained in this Agreement;

                 (xv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to all Account Owners, exceeds the lesser of ten percent (10%) of the aggregate of all Account Owners' Accounts or a credit limit determined by the Agent in its reasonable credit judgment for that Account Debtor, provided, however, that Accounts excluded from Eligible Accounts solely by reason of this paragraph 1(a)(xv) shall be Eligible Accounts to the extent of such credit limit, and provided further that any Account Debtor which is an agency within or a department of (A) the federal government of the United States or (B) the state government of one of the United States, shall not be included for purposes of this paragraph 1(a)(xv);

                 (xvi) it does not consist of costs in excess of billed amounts, unbilled amounts or retainage, unless such retainage
                 (A) is billed and evidenced by a separate invoice therefor and
                 (B) such Account Owner has reported such retainage to the Agent pursuant to paragraph 11 hereof in such detail as the Agent shall require, in its commercially reasonable credit judgment; and

                 (xvii) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Agent in its commercially reasonable credit judgment.

                 "ELIGIBLE UNBILLED ACCOUNT" shall mean an Unbilled Account which is generally acceptable to the Agent in its commercially reasonable judgment. The Agent shall, in general, consider an Unbilled Account to be an Eligible Unbilled Account if it meets, and so long as it meets, the following requirements:

                 (i) the work performed or service rendered in respect thereof has been completed in its entirety and such Unbilled Account does not arise from the use of the percentage of completion method of accounting;

                 (ii) the work performed or service rendered in respect thereof has been completed less than forty-five (45) days prior to the submission of such Unbilled Account to the Agent for the purpose of making a Revolving Loan against such Unbilled Account and on or before the forty-fifth day following the completion of such work or service, such Unbilled Account has been actually billed as an Account; and

                 (iii) upon the billing of such Unbilled Account as an Account, such Account shall meet all of the eligibility requirements set forth in the definition of the term Eligible Account.

                 "ENVIRONMENTAL CLAIM" shall mean any written notice of violation, claim, demand, abatement or other order by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects ont he environment, or for fines, penalties or deed or use restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or nonaccidental Releases), of, or exposure to, any Contaminant at, in, by or from any of the properties of the Borrowers or their Subsidiaries, (iii) the environmental aspects of the transportation, storage, treatment or disposal of Contaminants in connection with the operation of any of the properties of the Borrowers or their Subsidiaries or (iii) the violation, or alleged violation by the Borrowers or any of their Subsidiaries, of any statutes, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with any of the properties of the Borrowers or their Subsidiaries, under any applicable Environmental Law.

                 "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource, Conservation and Recovery Act (42 U.S.C. Section
6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Oil Pollution Act of 1990 (P.L. 101-380), the Safe Drinking Water Act (42 U.S.C.

Section 300(f), et seq.), the Clear Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any related or analogous present or future Federal, state or local statutes, rules, regulations, ordinances, licenses, permits and interpretations and orders of regulatory and administrative bodies.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section Section 1000 et. seq., and any amendments thereto, successor statutes and regulations promulgated thereunder.

                 "ERISA AFFILIATE" shall mean any entity which together with any Borrower or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                 "ESOP" shall mean The BCM Engineers Inc. Second Restatement of Employee Stock Ownership Plan as in effect immediately prior to the BCM Merger.

                 "EURODOLLAR BASE RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to the Eurodollar Loan of the Agent and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the London branch of the Agent by leading banks in the London interbank market for Eurodollars at approximately 11:00 A.M., London time, two (2) Business Days prior to the first day of such Interest Period.

                 "EURODOLLAR LOAN" shall mean a Eurodollar Revolving Loan or a Eurodollar Term Loan.

                 "EURODOLLAR RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the Eurodollar Base Rate in effect for such Interest Period and (ii) Statutory Reserves. For purposes hereof, "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which any Lender is subject with respect to the Eurodollar Rate for Eurocurrency Liabilities (as defined in Regulation D of such Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "EURODOLLAR REVOLVING LOAN" shall mean a Revolving Loan that bears interest based on the Eurodollar Rate.

                 "EURODOLLAR TERM LOAN" shall mean a Term Loan, or portion thereof, that bears interest based on the Eurodollar Rate.

                 "EVENT OF DEFAULT" shall have the meaning specified in paragraph 16 hereof.

                 "EXCESS AVAILABILITY" shall mean, as to each Borrower, as of any date of determination by the Agent, the excess, if any, of (i) in the case of Smith Environmental, the Smith Environmental Borrowing Base, in the case of BCM, the BCM Borrowing Base and in the case of Riedel, the Riedel Borrowing Base over (ii) in each case the outstanding Revolving Loans and Letter of Credit Obligations of such Borrower. For purposes of calculating a Borrower's Excess Availability and the amount of the Borrowing Base relating thereto, the Agent may, in the exercise of its commercially reasonable credit judgment, establish a reserve in an aggregate amount based on such Borrower's outstanding trade payables which are not current or which are past due in any material respect, as of such date of determination, to the extent thereof.

                 "EXCESS CASH FLOW" shall mean as to each Borrower for any period, the excess, if any, of (i) the Net Income for such period, plus depreciation and amortization of such Borrower for such period, plus (or minus, as the case may be) any change in deferred taxes for such period, plus (or minus, as the case may be) any change in working capital for such period over
(ii) the aggregate amount of Capital Expenditures made during such period by such Borrower plus the payments of principal on indebtedness of such Borrower scheduled to be made during such period.

                 "EXCLUDED COLLATERAL" shall mean the property described in Exhibit D.

                 "EXHIBIT A" shall mean the exhibit entitled Exhibit A - Business and Collateral Locations, which is attached hereto and made a part hereof.

                 "EXHIBIT B" shall mean the exhibit entitled Exhibit B - form of Assignment and Assumption Agreement, which is attached hereto and made a part hereof.

                 "EXHIBIT C" shall mean, collectively, the exhibits entitled Exhibit C-1 - form of Revolving Note and Exhibit C-2 - form of Term Note, each of which is attached hereto and made a part hereof.

                 "EXHIBIT D" shall mean the exhibit entitled Exhibit D - Excluded Collateral, which is attached hereto and made a part hereof.

                 "FFO" shall mean, for any period, the sum of (a) Net Income of Smith Environmental and its Subsidiaries, for such period, plus, (b) depreciation and amortization of Smith Environmental and its Subsidiaries for such period, plus (c) for the period during which the following shall been taken, writeoffs of financing costs in connection with the refinancing of the Borrowers' indebtedness arising under the Loan and Security Agreement dated as of September 28, 1994, as amended, among the Borrowers, the lenders which are parties thereto, and LaSalle Business Credit, Inc., as agent, plus
(d) deferred federal, state and local income taxes for such period.

                 "FUNDED INDEBTEDNESS" shall mean, with respect to any Person, the Liabilities and all other Indebtedness which matures more than one year from the date of determination or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all Subordinated Indebtedness and all amounts of Funded Indebtedness required to be paid or prepaid within one year from the date of determination.

                 "GAAP" shall mean generally accepted accounting principles and policies in the United States as in effect from time to time.

                 "GOULD EQUIPMENT" shall mean the machinery owned by Smith Environmental and installed at an environmental remediation site located in or about Portland, Oregon, title to which is in Gould, Inc.

                 "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law and any other toxic, reactive, or flammable chemicals, including (without imitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous material." "hazardous substance," "hazardous waste," "solid waste"or "toxic substance" which is broader than that specified in any Environmental Law, such broader meaning shall apply.

                 "INDEBTEDNESS" shall mean, with respect to any Person, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of such Person for the deferred purchase price of property or services, excluding current accounts payable arising in the ordinary course of business but including that portion of accounts payable which are overdue beyond such period as is commercially reasonable for such Person's business and which exceed, in the aggregate outstanding amount, as of any date of determination, the total amount of such overdue accounts payable as were outstanding on the Closing Date, (d) all obligations of such

Person under conditional sale or other title retention agreements relating to property purchased by such Person and all Capitalized Lease Obligations, (e) all payment obligations of such Person with respect to interest rate, current protection, "cap", "collar" or other such hedging agreement, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person, (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the date which coincides with the fourth anniversary of the Closing Date, (j) all obligations, liabilities and indebtedness in respect of equity or debt commitments or to pay liquidated damages under any contract, guarantee, support or maintenance agreement or "take-or-pay" agreement or otherwise (without duplication with clause (h)), and (k) all obligations, liabilities and indebtedness for liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                 "INDEMNIFIED PARTY" shall have the meaning specified in paragraph 19 hereof.

                 "INTEREST EXPENSE" shall mean, with respect to any Person for any period, the interest expense of such Person during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence, of Indebtedness to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, (iv) all fixed and all calculable dividend payments on preferred stock, and (v) payments of interest expense in kind.

                 "INTEREST PERIOD" shall mean for any Eurodollar Loan the period commencing on the date of the borrowing thereof and ending one, two, three or six months thereafter, provided, however, that no Borrower may select an Interest Period that ends after the Revolving Credit Term, in the case of Eurodollar Revolving Loans, or the date upon which the last scheduled installments of principal of the Term Loans are due, in the case of Eurodollar Term Loans. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

                 "ISSUING BANK" shall mean Chemical or any other Lender or other financial institution that is acceptable to the Agent and the Borrowers, which may at any time issue or be requested to issue a Letter of Credit.

                 "JUNIOR SECURITIES" shall mean (i) the CVC Notes and the CVC Bridge Notes, (ii) the shares of non-voting preferred stock of Smith Environmental, of which 76,218 are outstanding as of the Closing Date, all of which, as of the Closing Date, have been issued to and are held by the ESOP,
(iii) any debt securities arising from the exchange or conversion, in accordance with the terms of the ESOP, upon the retirement of a Person who is an employee of a Borrower or its Affiliate and a plan participant in the ESOP, of the securities described in clause (ii) hereof and (iv) promissory notes or debt securities evidencing other Subordinated Indebtedness.

                 "KEY MAN LIFE INSURANCE POLICIES" shall mean the policies of insurance issued by Transamerica Occidental Life Insurance Company, insuring the lives of E. Brian Smith and William T. Campbell, policy numbers 41079917 and 41080095, respectively, in the amounts of $5,000,000 and $1,000,000, respectively.

                 "KIND" shall mean, with respect to any Loan, whether such Loan is a Revolving Loan or a Term Loan.

                 "LENDER ADVANCES" shall have the meaning specified in paragraph 2(d) hereof.

                 "LETTER OF CREDIT FEES" shall have the meaning specified in paragraph 5(e) hereof.

                 "LETTERS OF CREDIT" shall mean those stand-by letters of credit issued for a Borrower's account in accordance with the terms of paragraph 4 hereof.

                 "LETTER OF CREDIT OBLIGATIONS" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn amount of all Letters of Credit and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit.

                 "LEVERAGE RATIO" shall mean, with respect to any period, the ratio of (A) Senior Funded Indebtedness for such period to (B) EBITDA for such period minus Capital Expenditures made during such period.

                 "LEVERAGE RATIO CERTIFICATE" shall mean a certificate attesting that, for the period with respect to which such certificate is being delivered, Smith Environmental and its Subsidiaries, on a consolidated basis, have maintained a Leverage Ratio as set forth in such certificate, based on and as calculated in accordance with, the financial statements of Smith Environmental and its Subsidiaries, on a consolidated basis, for the period or periods with respect to which such Leverage Ratio shall have been calculated.

                 "LIABILITIES" shall mean any and all obligations, liabilities and indebtedness of Borrowers to the Agent and the Lenders or to the parent, affiliate or subsidiary of any of them, of any and every kind and nature, howsoever created, arising under or relating to the Agreement, the Other Agreements, or any transaction or arrangement contemplated hereunder or thereunder, howsoever evidenced or owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, or by operation of law.

                 "LOAN" or "LOANS" shall mean any and all Revolving Loans and Term Loans made by the Lenders to Borrowers pursuant to paragraphs 2 and 3 hereof and all other loans, advances and financial accommodations made by the Lenders to or on behalf of Borrowers hereunder.

                 "LOCK BOX" and "BLOCKED ACCOUNT" shall have the meanings specified in paragraph 10 hereof.

                 "MAJORITY LENDERS" shall mean those Lenders holding in the aggregate more than seventy percent (70%) of the Commitments, or if the Revolving Loan Commitments are terminated, those Lenders owed more than seventy percent (70%) of the Revolving Loans, the Term Loans and Letter of Credit Obligations then outstanding.

                 "MANDATORY PREPAYMENT DATE" shall have the meaning specified in paragraph 3(b) hereof.

                 "MATERIAL ADVERSE EFFECT" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of Smith Environmental and BCM and their respective Subsidiaries, taken as a whole.

                 "MORTGAGE" shall mean each mortgage or deed of trust executed by a Borrower or other Obligor in favor of the Agent for the ratable benefit of the Lenders to secure the Liabilities.

                 "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan", as defined in Section 4001 (a)(3) of ERISA to which any Borrower, any of its Subsidiaries or any ERISA Affiliate has contributed within the past six (6) years or with respect to which such Borrower or any of its Subsidiaries may incur any liability.

                 "NET INCOME" (or Net Loss) shall mean, with respect to any Person and its subsidiaries, on a consolidated basis, for any period, the aggregate income (or loss) of such Person for such period which shall be an amount equal to net revenues and other proper items of income for such Person, less the aggregate for such Person of any and all items that are treated as expenses under GAAP, less Federal, state and local income taxes, but excluding any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, and less dividends paid in cash during such period, all computed and calculated in accordance with GAAP applied on a consistent basis.

                 "NO DEFAULT CERTIFICATE" shall mean a certificate attesting that, for the period with respect to which such certificate is being delivered, no Default or Event of Default has occurred and is then continuing, or if such Default or Event of Default is then continuing, a description thereof in reasonable detail, together with a description of the steps the management of Smith Environmental expects to take in order to remedy such Default or Event of Default. Each No Default Certificate shall include in reasonable detail a calculation of all financial levels, expenditures and ratios which the Borrowers are obligated to maintain pursuant to paragraph 14(o) hereof.

                 "NOTE" shall mean a Revolving Note or a Term Note.

                 "OBLIGOR" shall mean each Borrower, BCM-Alabama and each Person who is or shall become primarily or secondarily liable for any of the Liabilities, provided, however, that such term shall not include any Account Debtor.

                 "OTHER AGREEMENTS" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, subordination agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower, an Obligor or any other Person and delivered to the Agent or the Lenders or to any parent, affiliate or subsidiary of the Agent or the Lenders in connection with the Liabilities or the transactions contemplated hereby, in each case as any of the same may be amended.

                 "PARENT" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding shares of voting stock of a Borrower or any Subsidiary.

                 "PERMITS" shall mean all licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents material to the business of a Borrower or Account Owner.

                 "PERMITTED LIENS" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of the Agent or the Lenders hereunder securing the Liabilities, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Borrower's ability to use such real property for its intended purpose in connection with such Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of either Borrower's business in connection with Capitalized Leases or purchase money security interests for purchases of, and applying only to, Equipment or other capital assets included in the permitted borrowings under paragraph 13(q) or permitted as Capital Expenditures under paragraph 14(o)(vi), the documents relating to such liens to be in form and substance acceptable to the Agent,
(vi) liens securing indebtedness owing by any Subsidiary to Borrower to the extent such indebtedness is permitted under paragraph 14(m), or to any other Subsidiary of Borrower, (vii) deposits and/or liens to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (viii) liens specifically permitted by the Agent in writing as set forth on Schedule 1(a) attached hereto; (ix) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a lien permitted by any of the foregoing clauses (i) and clauses (iii) through (viii) inclusive, provided that (a) such indebtedness is not secured by any additional assets and
(b) the amount of such indebtedness is not increased, (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (xi) grants of security and rights of setoff in deposit accounts, securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities, (xii) rights of setoff, banker's lien and other similar rights arising solely by operation of law and (xiii) the liens of the United States of America against Riedel's Equipment and against Riedel's real property located in Torrance, California and Chesterfield, Missouri, which liens secure the payment of the obligations owing by Riedel to the United States of America pursuant to the Consent Judgment.

                 "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

                 "PLAN" shall mean any Benefit Plan, Multiemployer Plan or Retiree Health Plan, or any employee benefit plan, fund, program or arrangement, whether oral or written, maintained or contributed to by a Borrower or any of its Subsidiaries, or with respect to which any of them may incur liability.

                 "PROPORTIONATE SHARE" of a Lender, the phrase "pro rata" and the term "ratable" shall each mean a fraction, expressed as a percentage, obtained by dividing such Lender's Commitment by the Total Credit Facility, or if the Revolving Loan Commitments are terminated, by dividing (i) the sum of that portion of the principal balance of the then outstanding Revolving Loans and Term Loans owing to such Lender plus that portion of the then outstanding Letter of Credit Obligations in which such Lender has purchased a participation by (ii) the sum of the principal balance of the then outstanding Revolving Loans and Term Loans plus the then outstanding Letter of Credit Obligations.

                 "RECAPTURE AMOUNT" shall have the meaning specified in paragraph 3(b) hereof.

                 "RELEASE" shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, in each case as defined under applicable Environmental Law, and shall include any "Threatened Release," as defined under applicable Environmental Law.

                 "REGISTER" shall have the meaning specified in paragraph 23(c) hereof.

                 "REMEDIAL WORK" shall mean any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature with respect to any property owned or leased by the Borrowers or their Subsidiaries, including, without imitation, with respect to Contaminants and the Release thereof required in order to comply with Environmental Laws.

                 "REQUIREMENT OF LAW" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "RETIREE HEALTH PLAN" shall mean an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, and any other plan, program or arrangement, whether oral or written, that provides benefits to persons after termination of employment, other than as required by Section 601 ERISA and Section 4980B of the Code.

                 "REVOLVING CREDIT TERM" shall have the meaning specified in paragraph 12 hereof.

                 "REVOLVING LINE OF CREDIT" shall mean the sum of $28,500,000, as such amount may be increased or decreased in accordance with the terms of this Agreement.

                 "REVOLVING LOANS" shall have the meaning specified in paragraph 2 hereof.

                 "REVOLVING LOAN COMMITMENT" of a Lender shall mean its commitment to make Revolving Loans and to purchase a participation interest in Letters of Credit, up to the amount set forth opposite its name on Annex I, as such amount may be reduced from time to time.

                 "REVOLVING NOTE" shall mean a promissory note dated as of the Closing Date, executed severally by the Borrowers to the order of a Lender in the original principal amount of such Lender's Revolving Loan Commitment, in substantially the form of Exhibit C-1, or any promissory note or notes executed in replacement thereof pursuant to paragraph 23(c), in each case as the same may be amended, modified or restated from time to time.

                 "RIEDEL BORROWING BASE" shall have the meaning specified in paragraph 2 hereof.

                 "RIEDEL SUBLINE" shall have the meaning specified in paragraph 2 hereof.

                 "SENIOR FUNDED INDEBTEDNESS" shall mean (i) all Liabilities under this Agreement (including, without limitation, all principal, interest and premium with respect to the Loans and all obligations with respect to Letters of Credit) and all obligations directly or indirectly owing to Chemical with respect to interest rate, currency protection, "cap", "collar" or other such hedging agreement, (ii) all other Indebtedness, the payment or performance of which is secured by a lien or security interest and (iii) all Capitalized Lease Obligations.

                 "SETTLEMENT DATE" and "SETTLEMENT PERIOD" shall have the meaning specified in paragraph 2(e) hereof.

                 "SMITH ENVIRONMENTAL BORROWING BASE" shall have the meaning specified in paragraph 2 hereof.

                 "SMITH ENVIRONMENTAL SUBLINE" shall have the meaning specified in paragraph 2 hereof.

                 "STOCK ISSUANCE" shall mean (i) the cancellation pursuant to the BCM Merger of each share of common stock of BCM-Parent held by BCM Merger Corp. or held in the treasury of BCM-Parent immediately prior to the BCM Merger, (ii) the conversion pursuant to the BCM Merger of all other shares of common stock of BCM-Parent issued and outstanding immediately prior to the Merger into the right to receive $19.25 per share, (iii) the conversion pursuant to the BCM Merger of each share of common stock of BCM Merger Corp. issued and outstanding immediately prior to the Merger into one hundred (100) new shares of common voting stock of BCM-Parent, owned beneficially and of record by Smith Environmental, and (iv) the issuance by Smith Environmental of 78,000 shares of non-voting preferred stock to the ESOP, all of the foregoing events having occurred on or about September 28, 1994 pursuant to the terms of the Agreement and Plan of Merger dated August 17, 1994, by and among Smith Environmental, BCM-Parent, BCM Merger Corp., and the trustees of the ESOP.

                 "SUBLINE" shall mean the Smith Environmental Subline, the BCM Subline or the Riedel Subline, as the case may be.

                 "SUBORDINATED INDEBTEDNESS" shall mean, with respect to any of the Borrowers, Indebtedness subordinated in right of payment to such Person's monetary obligations under this Agreement upon terms satisfactory to and approved in writing by the Agent, to the extent it does not by its terms mature or become subject to any mandatory prepayment or amortization of principal prior to the date which coincides with the fourth anniversary of the Closing Date, and shall in any event include Indebtedness of one or more of the Borrowers pursuant to clause (i) of the definition of the term Junior Securities.

                 "SUBSIDIARY" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Borrower.

                 "SUCCESSOR PLAN" shall mean the ESOP as converted into a "profit sharing plan" pursuant to the Code and the regulations thereunder.

                 "TANGIBLE NET WORTH" shall mean, with respect to any Person as of any date of determination, the net worth of such Person as of such date, calculated in accordance with GAAP, consistently applied, minus the book value of all assets classified as intangible under GAAP, including, without limitation, goodwill, deferred taxes, trademarks, trade names, patents, copyrights and licenses, plus the outstanding principal balance as of such date of all debt securities which are Junior Securities and the value as of such date of all equity securities which are Junior Securities, such value to be based on the amount carried on the books of the issuer of such equity securities and reflected on its balance sheet as of the most recently ended financial period.

                 "TERMINATION EVENT" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower, any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a 'substantial employer' (as defined in Section 4001(a)(2)of ERISA); (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c)of ERISA); (iv) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan;
(v) any event or condition (A) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan or (B) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Section 4205 and 4203, respectively, of ERISA, of any Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

                 "TERM LOANS" shall have the meaning specified in paragraph 3 hereof.

                 "TERM LOAN COMMITMENT" of a Lender shall mean its commitment to fund its Proportionate Share of the Term Loans, up to the amount set forth opposite its name on Annex I.

                 "TERM LOAN MATURITY DATE" shall have the meaning specified in paragraph 3 hereof.

                 "TERM NOTE" shall mean a promissory note dated as of the Closing Date executed by a Borrower to the order of a Lender in the original principal amount equal to the product of such Lender's Proportionate Share multiplied by the amount of the Term Loan made to such Borrower, in substantially the form of Exhibit C-2, or any promissory note or notes executed in replacement thereof pursuant to paragraph 23(c), in each case as the same may be amended, modified or restated from time to time.

                 "TOTAL CREDIT FACILITY" shall mean the sum of $35,000,000, as such amount may be decreased in accordance with the terms of this Agreement.

                 "UNBILLED ACCOUNT" shall mean an amount which (i) is owing, but which is not yet billable, for work actually performed or services actually rendered by an Account Owner, as reflected on the books and records of such Account Owner, (ii) under the terms of the relevant contract or agreement between such Account Owner and the putative Account Debtor to become indebted thereon, cannot yet be billed as an Account and (iii) shall become an Account in the ordinary course of such Account Owner's business.

                 "UNBILLED ACCOUNT SUBLINE" shall mean $5,000,000.

                 "TYPE" shall mean, with respect to any (i) Revolving Loan, whether such Revolving Loan is a Eurodollar Revolving Loan or an ABR Loan and
(ii) Term Loan, whether any portion thereof is a Eurodollar Term Loan or an ABR Loan.

                 "UNUSED LINE FEE" shall have the meaning specified in paragraph 5(g) hereof.

                 (b) Accounting Terms and Definitions. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Smith Environmental to Chemical on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(o) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements for the fiscal year ending February 28, 1995 delivered to Chemical by Smith Environmental on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to Chemical by Smith Environmental on or before the Closing Date, the certificates required to be delivered pursuant to paragraph 14(b) demonstrating compliance with the covenants contained herein shall include, at the election of the Borrowers or upon the request of the Agent, calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

         2.      REVOLVING LOANS.

                 (a) Subject to the terms and conditions of this Agreement and the Other Agreements, during the Revolving Credit Term, absent the existence of an Event of Default, the Lenders shall make such revolving loans and advances (the "Revolving Loans") to each Borrower as such Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof, within the Revolving Line of Credit. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to each Borrower shall not exceed the lesser of (A) the Borrowing Base of such Borrower minus the outstanding Letter of Credit Obligations of such Borrower and (B) the Subline of such Borrower. All Revolving Loans shall be repaid in full upon the earliest to occur of (i) the end of the Revolving Credit Term; (ii) the date upon which the Borrowers shall elect to terminate this Agreement pursuant to paragraph 13 hereof; and (iii) the date upon which the Liabilities shall have been accelerated pursuant to paragraph 17 hereof. If at any time the outstanding principal balance of the Revolving Loans made to a Borrower exceeds
(A) the Subline applicable to such Borrower or (B) the Borrowing Base of such Borrower, in each case less the outstanding Letter of Credit Obligations of such Borrower, then such Borrower shall immediately, and without the necessity of a demand by the Agent or the Lenders, pay to the Agent such amounts as may be necessary to eliminate the excess applicable to such Borrower and the Agent shall apply such payment against the outstanding principal balance of the Revolving Loans of such Borrower. Each Borrower hereby authorizes the Agent, in its reasonable credit judgment, to charge any of such Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in the Agent's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to the Agent. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by the Agent.

                 (b) The Lenders shall make Revolving Loans to each of the Borrowers up to the following amounts, the amount calculated pursuant to clause
(i)(A)(1) below being the "Smith Environmental Borrowing Base", the amount calculated pursuant to clause (i)(B) below being the "Smith Environmental Subline", the amount calculated pursuant to clause (ii)(A)(1) below being the "BCM Borrowing Base", the amount calculated pursuant to clause (ii)(B) below being the "BCM Subline", the amount calculated pursuant to clause (iii)(A)(1) below being the "Riedel Borrowing Base", the amount calculated pursuant to clause (iii)(B) below being the "Riedel Subline" (the Smith Environmental Borrowing Base, the BCM Borrowing Base and the Riedel Borrowing Base being collectively the "Consolidated Borrowing Base"):

                 (i) to Smith Environmental, the lesser of

                          (A)(1) an amount equal to the sum of (x) up to eighty
                 percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of Smith Environmental, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment plus (y) an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (II) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of Smith Environmental, minus (2) the outstanding amount of all Letter of Credit Obligations of Smith Environmental and

                          (B)  the Revolving Line of Credit, minus the
                 outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, minus the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and minus the outstanding amount of all Letter of Credit Obligations;

                 (ii)     to BCM, the lesser of

                          (A)(1) an amount equal to the sum of (x) up to eighty
                 percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of BCM and BCM-Alabama, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment, plus (y) an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (II) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of BCM and BCM-Alabama, minus (2) the outstanding amount of all Letter of Credit Obligations of BCM and

                          (B) the Revolving Line of Credit, minus the
                 outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, minus the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and minus the outstanding amount of all Letter of Credit Obligations; and

                 (iii)     to Riedel, the lesser of

                          (A)(1) an amount equal to the sum of (x) up to eighty
                 percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of Riedel, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment, plus (y) an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (II) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of Riedel, minus (2) the outstanding amount of all Letter of Credit Obligations of Riedel and

                          (B) the Revolving Line of Credit, minus the
                 outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, minus the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and minus the outstanding amount of all Letter of Credit Obligations.

                 (c) Smith Environmental shall make a mandatory prepayment of the unpaid principal balance of the Revolving Loans upon the sale, transfer or other disposition of all or substantially all of the capital stock or assets of Soil Tech ATP Systems, Inc., such prepayment to be in an amount equal to the gross cash proceeds directly or indirectly received by Smith Environmental in connection with such sale, transfer or disposition, minus (i) the actual closing costs, taxes, fees and other customary and reasonable charges and expenses paid directly or indirectly by Smith Environmental in connection therewith, and (ii) any liabilities of Soil Tech ATP Systems, Inc. paid or assumed directly or indirectly by Smith Environmental in connection therewith.

                 (d) Borrowing of Revolving Loans; Disbursement of Proceeds. The Lenders and the Borrowers anticipate that the Borrowers may request the Lenders to make Revolving Loans on a daily or similarly periodic basis, and in such event, as a matter of administrative convenience, the Lenders have established certain borrowing mechanics and procedures for the making of such Revolving Loans, as set forth in paragraphs (2)(d)(i) and 2(e) hereof. Should the Borrowers request the Lenders to make Revolving Loans on a less frequent basis, the

Lenders have established other borrowing mechanics and procedures for the making of such Revolving Loans, as set forth in paragraphs 2(d)(ii) and 2(f) hereof.

                          (i)     Agent Advances.  The Agent is authorized by
the Lenders, but is not obligated, to make Revolving Loans on any Business Day on their behalf ("Agent Advances"), up to the amount available for borrowing under paragraph 2(b) hereof, based upon the Borrower's representations that the conditions for borrowing are satisfied, as set forth in paragraph 15(b) hereof.

                          (ii)    Lender Advances.  Subject to the limitations
of paragraph 2(b) hereof and the determination by the Agent and the Lenders that the conditions for borrowing contained in paragraph 15(b) hereof are satisfied, Revolving Loans shall be made directly by each Lender, to the extent of its Proportionate Share thereof, upon notice from the Borrower to the Agent pursuant to paragraph 6(a) hereof ("Lender Advances").

                 (e) Procedures for Agent Advances; Periodic Settlement of Agent Advances.

                          (i)     Form of Notice.  Agent Advances may be made
upon the Agent's receipt of a request for a Revolving Loan made in accordance with paragraph 6(a) hereof.

                          (ii)    The Settlement Date;  Allocation of Interest.
The amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Agent Advances) and repayments received by the Agent as of 5:00 P.M. New York City time on the last Business Day (the "Settlement Date") of the period specified by the Agent (the "Settlement Period"). Interest on the Revolving Loans (including Agent Advances) shall be allocated by the Agent to each Lender in accordance with the Proportionate Share of Revolving Loans actually funded by and repaid to each Lender, and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrowers or actually settled under this clause (ii).

                          (iii)   Summary Statements; Settlements.  The Agent
shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans and Agent Advances for the Settlement Period, the amount of repayments received for the Settlement Period, and the amount allocated to each Lender of the interest and Unused Line Fee for the Settlement Period. After application of payments as reflected on the summary statement: (A) the Agent shall transfer to each Lender its allocated share of interest and Unused Line Fee, and its Proportionate Share of repayments and (B) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received by the Lenders prior to 12:00 Noon New York City time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 P.M. New York City time that day; and, if received by the Lenders after 12:00 Noon New York City time, then no later than 3:00 P.M.

New York City time on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable and unconditional.


                 (f) Procedures for Lender Advances; Daily Settlement of Lender Advances.

                          (i)     Form of Notice.  Lender Advances shall be
made upon same day notice from the Agent to the Lenders pursuant to a request for a Revolving Loan made in accordance with paragraph 6(a) hereof.

                          (ii)    Funding by Lenders.  The Agent shall give
each Lender prompt notice of such request for a Revolving Loan by telephone or facsimile transmission. No later than 3:00 P.M. New York City time on the date of its receipt of notice of such request, each Lender shall make available to the Agent at the Agent's office such Lender's Proportionate Share of the Revolving Loan requested, in immediately available funds. Unless the Agent receives contrary written notice prior to the date of a borrowing of a Revolving Loan, it is entitled to assume that each Lender will make available its Proportionate Share of the Revolving Loan requested, and in reliance upon that assumption, but without any obligation to do, may advance such Lender's Proportionate Share of the Revolving Loan so requested.

                 (g) Sharing of Payments and Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of a Note held by it as a result of which the unpaid principal portion of the Notes held by it shall be proportionately less than the unpaid principal portion of the Notes held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Notes held by such other Lender so that the aggregate unpaid principal amount of the Notes and participations in Notes held by it shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the principal amount of the Notes held by it prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Notes outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this paragraph and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender as fully as if such Lender held a Note in the amount of such participation.

                 (h)      Defaulting Lenders.

                          (i)     A Lender who fails to pay the Agent its
Proportionate Share of any Revolving Loans (including Agent Advances) made available by the Agent on such Lender's behalf, or who fails to pay any other amounts owing by it to the Agent, is a "Defaulting Lender." The Agent is entitled to recover from such Defaulting Lender all such amounts owing by such Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amounts within five Business Days of Smith Environmental's receipt of such notice. In addition, the Defaulting Lender or the Borrowers shall pay to the Agent for its own account interest on such amount for each day from the date such amount was made available by the Agent to the Borrower to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight federal funds rate, if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under paragraph 5(b) hereof for Revolving Loans, if paid by the Borrowers, plus, in each case, the expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations. Nothing contained herein shall be deemed to relieve any Lender of its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause (y) above on account of such Defaulting Lender's default.

                          (ii)    The failure of any Lender to fund its
Proportionate Share of a Revolving Loan shall not relieve any other Lender of its obligation to fund its Proportionate Share of a Revolving Loan.
Conversely, no Lender shall be responsible for the failure of another Lender to fund its Proportionate Share of a Revolving Loan.

                          (iii)   The Agent shall not be obligated to transfer
to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrowers the amount of all such payments received by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Other Agreements and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Revolving Loan Commitment shall be deemed to be zero (-0-). This subparagraph 2(h) shall remain effective with respect to such Defaulting Lender until (x) the Liabilities shall have been declared or shall have become immediately due and payable or (y) the Majority Lenders, the Agent and the Borrowers shall have waived such Defaulting Lender's default in writing. The operation of this subparagraph 2(h) shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Lender, or relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

                 (i) Taxes. (1) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding:

                          (i)     in the case of the Agent and each Lender,
taxes imposed or based on its net income, and franchise or capital taxes imposed on it, (A) if the Agent or such Lender is organized under the laws of the United States or any political subdivision thereof and (B) if the Agent or such Lender is not organized under the laws of the United States or any political subdivision thereof, and its principal office or applicable lending office is located in the United States, and in the case of both (A) and (B), withholding taxes payable with respect to payments to the Agent or such Lender at its principal office or applicable lending office under laws (including, without limitation, any treaty, ruling, determination or regulation) in effect on the date hereof, but not any increase in withholding tax resulting from any subsequent change in such laws (other than withholding with respect to taxes imposed or based on its net income or with respect to franchise or capital taxes), and

                          (ii)    taxes (including withholding taxes) imposed
by reason of the failure of the Agent or any Lender, in either case that is organized outside the United States, to comply with subparagraph (6) hereof (or the inaccuracy at any time of the certificates, documents and other evidence delivered thereunder).

(all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Agent, (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including without limitation deductions applicable to additional sums payable under this paragraph) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrowers shall make such deductions and (z) the Borrowers shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

                                  (2)      In addition, the Borrowers agree to
pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                                  (3)      The Borrowers will indemnify each
Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction (except as specified in clauses (i) and (ii) of subparagraph (1)) on amounts payable under this paragraph paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. If any Lender receives a refund in respect of any Taxes or Other Taxes for which such Lender has received payment from the Borrowers hereunder, such Lender shall promptly notify the Borrowers of such refund and such Lender shall, within 30 days of receipt of a request by the Borrowers, repay such refund to the Borrowers, provided that the Borrowers, upon the request of such Lender, agree to return such refund (plus any penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund.

                                  (4)      Within 30 days after the date of any
payment of Taxes or Other Taxes withheld by the Borrowers in respect of any payment to any Lender, the Borrowers will furnish to the Agent, at its address referred to in paragraph 20 hereof, such certificates, receipts and other documents as may be reasonably required to evidence payment thereof.

                                  (5)      Without prejudice to the survival of
any other agreement hereunder, the agreements and obligations contained in this paragraph shall survive the payment in full of principal and interest hereunder.

                                  (6)      Each Lender that is organized
outside of the United States shall deliver to the Borrowers on the date hereof (or, in the case of an assignee, on the date of the assignment) and from time to time as required for renewal under applicable law duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any successor or additional forms), as appropriate, indicating in each case that such Lender is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes. The Agent (if the Agent is an entity organized outside the United States) and each Lender that is organized outside the United States shall promptly notify the Borrowers and the Agent of any change in its applicable lending office and upon written request of the Borrowers such Lender shall, prior to the immediately following due date of any payment by the Borrowers or any guarantor hereunder or under any Other Agreement, deliver to the Borrowers or such guarantor, as the case may be (with copies to the Agent), such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including without limitation Internal Revenue Service Form 4224, Form 1001 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is
(i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. The Borrowers shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this subparagraph (6). If the Agent or a lender fails to provide a certificate, document or other evidence required pursuant to this subparagraph (6), then (i) the Borrowers shall be entitled to deduct or withhold on payments to the Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrowers shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to clause (x) of subparagraph (1) hereof to the extent such withholding is required solely by reason of the failure of the Agent or such lender to provide the necessary certificate, document or other evidence.

                                  (7)      Each Lender and the Agent shall use
reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this paragraph (including seeking refunds of any amounts that are reasonably believed not to have been correctly or legally asserted); provided, however, that such efforts shall not include the taking of any actions by such Lender or the Agent that would result in any tax, costs or other expense to such Lender or the Agent (other than a tax, cost or other expense for which such Lender or the Agent shall have been reimbursed or indemnified by the Borrowers pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such

Lender or the Agent have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Lender or the Agent.


         3.      TERM LOANS.  (a)          On the Closing Date, pursuant to
each Lender's Term Loan Commitment, each Lender shall fund its Proportionate Share of a term loan to Smith Environmental in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), a term loan to BCM in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000) and a term loan to Riedel in the original principal amount of Two Million Nine Hundred Thousand Dollars ($2,900,000) (each such term loan a "Term Loan" and collectively the "Term Loans"). Principal payable on account of each Term Loan shall be payable in successive monthly installments (i) payable on the last day of each month, the first of which installments shall be due and payable on the last day of the month immediately following the 30th day after the Closing Date and (ii) the first forty-seven (47) of which installments shall be based on an amortization schedule consisting of forty-eight (48) equal and level payments, the last installment of which shall be in an amount equal to the then unpaid principal balance thereof, provided, however, that the entire unpaid principal balance of each Term Loan shall be due and payable in full upon the earliest to occur of (A) the date which coincides with the fourth anniversary of the Closing Date (the "Term Loan Maturity Date"), (B) the date upon which the Borrowers shall have elected to terminate this Agreement, pursuant to paragraph 17 hereof and (C) the date upon which the Liabilities shall have been accelerated pursuant to paragraph 17 hereof.

                 (b) The Borrowers shall make mandatory prepayments of the unpaid principal balance of the Term Loans no later than the date (the "Mandatory Prepayment Date") which is 120 days after the end of each of Smith Environmental's fiscal years, each such prepayment (i) to be in an amount equal to fifty percent (50%) of Smith Environmental's Excess Cash Flow, on a consolidated basis, as at the end of and for such fiscal year, as calculated in accordance with and as set forth in Smith Environmental's certified financial statements for such year (such amount, the "Recapture Amount") and (ii) to be applied pro rata against the scheduled installments of principal of the Term Loans, in the inverse order thereof, provided, however that prepayment of the entire Recapture Amount shall not be required if as a result thereof (i) an Event of Default would occur or (ii) the combined Excess Availability of the Borrowers, when averaged with the combined average Excess Availability of the Borrowers for the preceding period of twenty-nine (29) consecutive days, would be less than $1,000,000. In either such event, the Borrowers shall be required to make a mandatory prepayment of the unpaid principal balance of the Term Loans (to be applied as hereinabove described) (A) on the Mandatory Prepayment Date, in an amount equal to only that portion of the Recapture Amount as would not cause either of the events described in clauses (i) and (ii) of the preceding sentence to occur and (B) on the first Business Day of each fiscal month after the Mandatory Prepayment Date, in an amount equal to only that portion of the Recapture Amount as would not cause either of the events described in clauses (i) and (ii) of the preceding sentence to occur, until such time as the entire Recapture Amount shall have been paid in full by the Borrowers.

                 (c) If any Borrower, any other Account Owner or BCM-Parent sells any Equipment, or any real property subject to a Mortgage, Smith Environmental shall cause such

Borrower, Account Owner or BCM-Parent, as the case may be, to pay to the Agent, unless otherwise specifically provided herein or otherwise agreed to by the Majority Lenders, as and when received by such Borrower, such Account Owner, or BCM-Parent, as the case may be, as a mandatory prepayment of the Term Loans, to be applied pro rata against the scheduled installments of principal of the Term Loans, in the inverse order thereof (or, at the Agent's option, such of the other Liabilities as the Agent may elect), a sum equal to the proceeds received from such sale by such Borrower, such Account Owner, or BCM-Parent, as the case may be, provided, that if such Borrower, such Account Owner, or BCM-Parent sells, transfers or otherwise disposes of any Equipment: (1) which has no "Appraised Value," as hereinafter defined, Smith Environmental shall cause such Borrower, such Account Owner, or BCM-Parent, as the case may be, to pay to the Agent all of the cash proceeds received from such sale, transfer or other disposition, which amount shall be applied against the outstanding Revolving Loans or (2) the cash proceeds of which exceed an amount equal to seventy-five percent (75%) of the Appraised Value of such Equipment (the "Base Amount"), Smith Environmental shall cause such Borrower, such Account Owner, or BCM-Parent, as the case may be, to pay to the Agent all of the cash proceeds received from such sale, transfer or other disposition (A) the portion of which equals the Base Amount to be applied as a mandatory prepayment of the Term Loans, as hereinabove provided and (B) one-half of the excess over the Base Amount to be applied against the outstanding Revolving Loans, the other half to be applied as a mandatory prepayment of the Term Loans, as hereinabove provided, where "Appraised Value" shall mean the orderly liquidation value, if any, ascribed to Equipment of the Borrowers, BCM, such Account Owner, or BCM-Parent, pursuant to the Accuval Associates Incorporated and MB Valuation Company valuation analyses performed for the Agent and provided further that without the Agent's consent, unless and until an Event of Default has occurred and is continuing:

                          (i)     obsolete or worn out Equipment may be sold or
otherwise disposed of by each Borrower, each Account Owner or BCM-Parent and the proceeds thereof may be retained by such Borrower, such Account Owner or BCM-Parent, as the case may be, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $200,000 and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of during any twelve-month period is less than $500,000; and

                          (ii)    (A)      insurance proceeds arising from the
damage, destruction or condemnation of the Collateral or any part thereof (the "Insurance Proceeds"), which, in the aggregate, do not exceed $10,000 in any 12 month period shall be retained by, or if received by the Borrowers promptly turned over to, the Agent and applied promptly against the Revolving Loans;

                                  (B)      provided the relevant Borrower has
sufficient business interruption insurance to replace the lost profits of any of the Borrower's facilities, and the Insurance Proceeds are in excess of $10,000, the Borrower may elect (by delivering written notice of such election to the Agent) to replace, repair or restore such real estate or Equipment to substantially the equivalent condition prior to such fire, condemnation or other casualty as set forth herein. If the Borrower does not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Liabilities in such manner and in such order as the Borrower may reasonably direct. Prior to the commencement of any restoration, repair or replacement of real estate having an aggregate fair market value in excess of $500,000, the Borrower shall provide the Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing, which plan and budget must be acceptable to the Agent in its commercially reasonable judgment. If there are insufficient Insurance Proceeds to cover the cost of restoration as so determined, the Borrower shall be responsible for the amount of such insufficiency.

         4. LETTERS OF CREDIT. (a) Subject to the terms and conditions of this Agreement and the Other Agreements, during the Revolving Credit Term, absent the existence of an Event of Default, from time to time upon a Borrower's request, the Issuing Bank shall issue Letters of Credit, provided that the aggregate undrawn amount of all such Letters of Credit shall at no time exceed Three Million Dollars ($3,000,000), and provided further that no Letter of Credit shall have an expiry date (i) more than 365 days from the date of issuance or (ii) beyond five (5) days prior to the expiration of the Revolving Credit Term. Each Borrower's reimbursement obligation in respect of the Letters of Credit issued for such Borrower's account shall automatically reduce, dollar for dollar, the amount which such Borrower may borrow based upon its Subline and its Borrowing Base. Any payment made by the Issuing Bank, the Agent or any Lender to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder. At no time shall the aggregate sum of direct Revolving Loans made by the Lenders to Borrowers plus the contingent liability of the Lenders under the outstanding Letters of Credit be in excess of the Revolving Line of Credit or the Borrowing Base.

                 (b) Lenders' Participation. Immediately upon issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received an undivided interest and participation in all rights and obligations under such Letter of Credit (other than fees and other amounts owing to the Issuing Bank) in accordance with such Lender's Proportionate Share.

                 (c) Payments of Amounts Drawn Under Letters of Credit. The Issuing Bank shall notify the appropriate Borrower immediately upon the receipt by the Issuing Bank of a draft or other presentation for payment or drawing under a Letter of Credit issued for such Borrower's account, such notice to be given to such Borrower not later than 11:00 A.M. New York City time on the Business Day immediately prior to the date on which the Issuing Bank intends to honor such drawing. Such Borrower shall be deemed to have concurrently requested the Lenders to make a Revolving Loan in the amount of and at the time of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing.

                 (d) Payment by Lenders. If a Revolving Loan is not made in an amount sufficient to reimburse the Issuing Bank in full for the amount of any draw, the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Agent, for the account of the Issuing Bank, the amount of its participation in immediately available funds not later than 1:00 P.M. New York City time on the next Business Day after such Lender receives notice from the Agent of the amount of such Lender's participation in such unreimbursed amount. If any Lender fails to make available to the Agent the amount of such Lender's participation, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the federal funds rate for the first three Business Days and thereafter at the ABR. For each Letter of Credit, the Agent shall promptly distribute to each Lender which has funded the amount of its participation its Proportionate Share of all payments subsequently received by the Agent from a Borrower in reimbursement of honored drawings.

                 (e) Agent's Execution of Applications and Other Bank Documentation. The Agent shall be authorized to execute, deliver and perform on behalf of the Lenders such letter of credit applications, shipping indemnities, letter of credit modifications and consents and other undertakings for the benefit of the Issuing Bank may be reasonably necessary or appropriate in connection with the issuance or modification of Letters of Credit requested by the Borrowers hereunder.

         5.      INTEREST, FEES AND CHARGES.

                 (a) Rates of Interest. Interest accrued on the Revolving Loans and the Term Loans shall be due on the earliest of (i) in the case of a Eurodollar Loan, at the end of the Interest Period applicable thereto (unless such Interest Period is for six months duration, in which case such accrued interest shall be due at the end of the third month and the sixth month of such Interest Period) and in the case of a ABR Loan, the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which the Majority Lenders elect to accelerate the maturity and payment of the Liabilities, or (iii) termination of this Agreement pursuant to paragraph 12 hereof. At each Borrower's election, except as otherwise provided in paragraph 6 (c)(iii)(E) hereof, interest shall accrue on: (1) the unpaid principal balance of the Term Loan made to such Borrower outstanding at the end of each day at (A) a fluctuating rate per annum equal to the ABR plus the Applicable Margin or (B) a fixed rate per annum equal to the Eurodollar Rate plus the Applicable Margin; and (2) the principal amount of the Revolving Loans made to such Borrower outstanding at the end of each day at (A) a fluctuating rate per annum equal to the ABR plus the Applicable Margin or (B) a fixed rate per annum equal to the Eurodollar Rate plus the Applicable Margin. In each case the Applicable Margin shall be determined in accordance with the provisions of paragraph 5(b). The rate of interest payable on ABR Loans shall increase or decrease by an amount equal to any increase or decrease in the ABR, effective as of the opening of business on the day that any such change in the ABR occurs. Upon and after the occurrence of any Event of Default set forth in paragraph 16 (a), (b), (e), (f) hereof, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to (a) with respect to the Term Loans, the rate of interest then in effect under paragraph 5 (a)(1)(A) plus two percent (2%) and (b) with respect to Revolving Loans, the rate of interest then in effect under paragraph 5
(a)(2)(A) plus two percent (2%).

                 (b) Determination of Applicable Margin. The Applicable Margin shall mean 1.50% in the case of ABR Revolving Loans, 3.25% in the case of Eurodollar Revolving Loans, 1.75% in the case of ABR Term Loans and 3.50% in the case of Eurodollar Term Loans, provided, however, that if the Leverage Ratio for the Borrowers' fiscal year ending September 30, 1996 is less than 3.00 to 1.00, as reflected in the annual certified financial statements of Smith Environmental and its Subsidiaries, on a consolidated basis, for such period, and as certified pursuant to a Leverage Ratio Certificate delivered in connection therewith, then, commencing on the first day of the month following the date of delivery to the Lenders and the Agent of such financial statements and such Leverage Ratio Certificate, so long as no Event of Default has occurred and is then continuing, the Applicable Margin shall mean 1.25% in the case of ABR Revolving Loans, 3.00% in the case of Eurodollar Revolving Loans, 1.50% in the case of ABR Term Loans and 3.25% in the case of Eurodollar Term Loans, provided, further, that if for any period of four (4) consecutive fiscal quarters ending after September 30, 1996, the Leverage Ratio equals or exceeds 3.00 to 1.00, as certified pursuant to a Leverage Ratio Certificate delivered in connection with the internally prepared monthly financial statements of Smith Environmental and its Subsidiaries, on a consolidated basis, for the last month of such period, then, commencing on the first day of the month following the date of delivery to the Lenders and the Agent of such financial statements and such Leverage Ratio Certificate, until such time, if any, as the Leverage Ratio for any period of four (4) consecutive fiscal quarters is again less than 3.00 to 1.00 (as certified in the manner hereinabove described) the Applicable Margin shall revert back to, and shall mean, 1.50% in the case of ABR Revolving Loans, 3.25% in the case of Eurodollar Revolving Loans, 1.75% in the case of ABR Term Loans and 3.50% in the case of Eurodollar Term Loans, provided, in addition, that irrespective of the Leverage Ratio for any measuring period, the Applicable Margin in the case of both ABR Revolving Loans and Eurodollar Revolving Loans (but not ABR Term Loans or Eurodollar Term Loans) otherwise in effect shall be reduced by one half of one percent ( 1/2 of 1%) for any period commencing at the beginning of a fiscal quarter (the "reduction date") and ending on the sooner of (i) the date an Event of Default shall have occurred and (ii) the date on which the Lenders shall have made a Revolving Loan based on any Eligible Unbilled Accounts, so long as no Event of Default shall have occurred and then be continuing on the reduction date, if no portion of the Revolving Loans outstanding at any time during the fiscal quarter immediately preceding the reduction date shall have been based on any Eligible Unbilled Accounts.

                 (c) Computation of Interest and Fees. Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by the Agent shall be deemed applied by the Agent on account of the Liabilities (subject to final payment of such items) on the second Business Day after receipt by the Agent of good funds in its account located in New York, New York.

                 (d) Maximum Interest. If from any circumstance any Lender hereunder shall ever receive interest under this Agreement or under any Note or shall ever receive payment of any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the maximum rate of interest permitted by applicable law (the "Excess Interest") shall be applied to the reduction of the principal amount of the Liabilities, in such order as the Agent may determine, and not to the payment of interest. If the Excess Interest exceeds the unpaid principal balance of the Liabilities owing under this Agreement or under any Note then that portion of the Excess Interest which exceeds the unpaid principal balance of the

Liabilities shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Lenders hereunder for the use, forbearance or detention of the indebtedness of Borrowers hereunder shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment is made in full, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

                 (e) Letter of Credit Fees. Each Borrower shall remit to the Agent for the ratable benefit of the Lenders a Letter of Credit Fee equal to one and one-half percent (1 1/2%) per annum on the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of such Borrower, which Letter of Credit Fee shall be payable monthly in arrears on each day that interest is payable hereunder. Each Borrower shall also pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal or extension of any Letter of Credit imposed by the Issuing Bank in connection with such Letter of Credit. Upon the occurrence and during the continuance of an Event of Default, all Letters of Credit Fees shall be payable on demand at a rate equal to three and one-half percent (3 1/2%) per annum on the aggregate undrawn face amount thereof.

                 (f) Commitment Fees and Other Fees. The Borrowers shall pay to each Lender (other than Chemical) for its own account a Commitment Fee in an amount equal to one and one-half percent (1 1/2%) of such Lender's Commitment, which Commitment Fee shall be fully earned, nonrefundable and due on the Closing Date. In addition, Smith Environmental shall pay to Chemical for its own account the fees described in the letter agreement between them, dated October 11, 1995, such fees to be paid at the times and in the amounts set forth in such letter agreement, each of which fees shall be fully earned and nonrefundable when paid.

                 (g) Unused Line Fee. The Borrowers shall pay to the Agent for the ratable benefit of the Lenders, at the end of each month in arrears, an Unused Line Fee equal to one-half percent ( 1/2%) per annum on the daily average amount by which the Revolving Line of Credit exceeds the sum of
(i) the outstanding principal balance of the Revolving Loans and (ii) the outstanding Letter of Credit Obligations. The Unused Line Fee shall accrue from the Closing Date until the last day of the Revolving Credit Term, provided, however, that the Unused Line Fee shall not accrue after the date upon which all of the Revolving Credit Commitments shall have been terminated.

                 (h) Audit and Appraisal Expenses. Each Borrower shall reimburse the Agent promptly upon demand for all out-of-pocket costs and disbursements incurred by the Agent or its representatives in connection with each examination performed by or at the Agent's direction of such Borrower's books and records and Collateral and such other matters as the Agent shall deem appropriate in its commercially reasonable judgment, and each Borrower shall pay the Agent the normal and customary fee of each member of the Agent's examination staff engaged in such examination. The Agent routinely conducts not more than four (4) such examinations during each twelve (12) month period. The Agent may determine, in the exercise of its commercially reasonable credit judgment, to conduct such examinations on a more frequent basis, depending on the relevant Borrower's financial performance, the quality of the Collateral of such Borrower, and such other circumstances as may exist at the time of such determination.

The Agent shall conduct at least two (2) such examinations during each twelve
(12) month period.

               (i) Capital Adequacy Charge. If the Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by any of them with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on any of the Lenders' capital as a consequence of their obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Agent to the Borrowers of a written demand therefor the Borrowers shall pay to the Agent such additional amount or amounts as will compensate such Lender for such reduction, such demand to be made with reasonable promptness following such determination. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

                 (j) Change in Law. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) the Commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans forthwith shall be cancelled and (ii) such Lender's Loans then outstanding as Eurodollar Loans, if any, automatically shall be converted to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower of such Eurodollar Loan shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 6(c)(iv).

         6.      LOAN ADMINISTRATION.

                 (a) Loan Requests. A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: (i) each Borrower desiring to borrow a Revolving Loan shall give the Agent same day notice, no later than 11:00 A.M. (New York City time) of such day, of its intention to borrow a ABR Revolving Loan, and at least three (3) Business Days' prior notice of its intention to borrow a Eurodollar Revolving Loan, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a ABR Revolving Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to the Borrowers, the Agent may permit telephonic requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Agent by the Borrowers. Unless a Borrower specifically directs the Agent in writing not to accept or act upon telephonic or electronic communications from such Borrower, the Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of the Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Agent by such Borrower and the Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on the Borrower requesting such borrowing, and if such notice requests the borrowing of a Eurodollar Revolving Loan, such notice shall state the Interest Period with respect thereto. Each Borrower, at its option, may choose ABR Revolving Loans or Eurodollar Revolving Loans, provided that any Eurodollar Revolving Loan shall be in a minimum amount of $2,000,000 or an integral multiple of $100,000 in excess thereof, and provided further that the right of each Borrower to choose any Eurodollar Loan is subject to the provisions of paragraph 6(c) hereof.

                 (b) Disbursement. Each Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each Revolving Loan requested by such Borrower, or deemed to be requested by such Borrower, as follows: (i) the proceeds of each Revolving Loan requested under paragraph 6(a)(i) shall be disbursed by the Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from such Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by such Borrower and the Agent from time to time, or elsewhere if pursuant to a written direction from such Borrower; and (ii) the proceeds of each Revolving Loan requested under paragraph 6(a)(ii) shall be disbursed by the Agent by way of direct payment of the relevant interest or other Liability.

                 (c)      Notice of Continuation and Notice of Conversion.

                          (i)     Subject to the provisions of clause (iii)
hereof, each Borrower may elect to maintain any borrowing by it consisting of the same Kind of Eurodollar Loans, or any portion thereof, as a Eurodollar Loan by selecting a new Interest Period for such borrowing, which new Interest Period shall commence on the last day of the then existing Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made on three Business Days' prior notice, given by such Borrower to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day preceding the date of any proposed Continuation. If such Borrower elects to maintain more than one borrowing consisting of Eurodollar Loans of the same Kind by combining such borrowings into one borrowing and selecting a new Interest Period pursuant to this clause, each of the borrowings so combined shall consist of Loans of the same Kind having Interest Periods ending on the same date. If such Borrower shall fail to select a new Interest Period for any borrowing by it consisting of Eurodollar Loans of the same Kind in accordance with this clause, such Eurodollar Loans will automatically convert into ABR Loans.

                          (ii)    Subject to the provisions of clause (iii)
hereof, each Borrower may on three Business Days' prior notice given to the Agent convert the entire amount of or a portion of all Loans of the same Kind and Type into Loans of the same Kind and another Type (a "Conversion"); provided that no Default or Event of Default shall have occurred and be continuing, and provided further that any Conversion of any Eurodollar Loans into ABR Loans may only be made (A) on the last day of the Interest Period for such Eurodollar Loans or (B) on any other Business Day, provided all Breakage Costs payable in connection therewith shall have been paid in full at such time, and upon Conversion of any ABR Loans into Eurodollar Loans, such Borrower shall pay accrued interest to the date of Conversion on the principal amount converted on the first day of the following month. Each such notice shall be given not later than 11:00 A.M. (New York City time) on the third Business Day preceding the date of any proposed Conversion. Each Conversion shall be in an aggregate amount of not less than $1,000,000 (or not less than $2,000,000, in the case of a Borrower's Conversion of ABR Loans into Eurodollar Loans) or an integral multiple of $100,000 in excess thereof. Each Borrower may elect to convert the entire amount of or a portion of all Loans made to such Borrower of the same Kind and Type comprising more than one borrowing into Loans of the same Kind and another Type by combining such borrowings into one borrowing consisting of Loans of the same Kind and another Type; provided, however, that if the borrowings so combined consist of Eurodollar Loans, such Eurodollar Loans shall have Interest Periods ending on the same date.

                          (iii)   Notwithstanding anything contained in
paragraph 5(a) hereof or contained in clauses (i) and (ii) above to the contrary:

                                  A.       if the Agent is unable to determine
                          the Eurodollar Rate for Eurodollar Loans comprising any requested borrowing, Continuation or Conversion, the right of the Borrower which has so requested such borrowing, Continuation or Conversion to select or maintain Eurodollar Loans for such borrowing or any subsequent borrowing shall be suspended until the Agent shall notify such Borrower that the circumstances causing such suspension no longer exist, and each Loan comprising such borrowing shall be automatically converted into a ABR Loan;

                                  B.       if at any time the Agent shall
                          notify either Borrower that the Eurodollar Rate for Loans comprising such borrowing by such Borrower will not adequately reflect the cost to the Lenders of making such Loans, the right of such Borrower to select, maintain, continue or convert to Eurodollar Loans for such borrowing shall be suspended until the Agent shall notify such Borrower that the circumstances causing such suspension no longer exist, and each Loan comprising such borrowing shall be automatically converted into a ABR Loan;

                                  C.       there shall not be outstanding at
                          any one time more than an aggregate of three (3) Eurodollar Term Loans and six (6) Eurodollar Revolving Loans for all Borrowers;

                                  D. any Eurodollar Term Loan shall be in a minimum amount of $1,500,000 or an integral multiple of $100,000 in excess thereof; and

                                  E.       interest shall be calculated on the
                          full amount of each Eurodollar Loan borrowed by such Borrower at the commencement of the applicable Interest Period, regardless of any reductions in the principal amount of such Eurodollar Loan which occur during such Interest Period, and such Borrower shall not be credited for any part of such interest until such interest is actually paid by such Borrower. To the extent the aggregate repayments of principal on Revolving Loans received by the Agent during the pendency of an Interest Period applicable to a then outstanding Eurodollar Revolving Loan exceed the aggregate unpaid principal amount of all ABR Revolving Loans outstanding during such Interest Period, the Agent shall, to the extent of such excess, credit to a special suspense account the amount of such repayments received during such Interest Period, and at the expiration of such Interest Period, the Agent shall apply all such amounts credited to such account against the unpaid principal balance of the Eurodollar Revolving Loans then outstanding, and if no such Eurodollar Revolving Loans are then outstanding, such amounts shall be promptly remitted to the Borrower. Notwithstanding the foregoing, the Agent shall promptly remit to the Borrower all amounts on deposit in such suspense account upon the payment and satisfaction in full of all Liabilities and the termination of the Commitments. On each Business Day that the balance of the funds on deposit in such suspense account equals or exceeds $25,000, the Agent, upon consultation with the Borrowers, shall invest such funds in such short term investments as shall be prudent and reasonable, the payment of interest on which shall be credited to such suspense account as and when received by the Agent.

                          (iv)    Each notice of Continuation or Conversion
shall be irrevocable and binding on the Borrower which has given such notice. In the case of (w) any borrowing of a Loan, Continuation, or Conversion that the related notice of borrowing, notice of Continuation or notice of Conversion specifies is to be comprised of Eurodollar Loans, or (x) any payment of principal of, or Conversion or Continuation of, any Eurodollar Loan made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, Conversion or Continuation of such Loan or acceleration of the maturity of any of the Liabilities pursuant to paragraph 17 hereof, or for any other reason, then in any such case, upon the Agent's demand, the Borrower making such payment or prepayment or requesting such Conversion or Continuation shall pay to the Agent and indemnify the Lenders from and against the following (collectively "Breakage Costs"): (y) any loss, cost or expense incurred by any Lender as a result of any failure to fulfill, on or before the date for such borrowing, Continuation or Conversion, the applicable conditions set forth in paragraph 15 hereof, and (z) any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation in each such case, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lenders to fund the Loan to be made as part of such borrowing, Continuation or Conversion.

                 (d) Reduction of Revolving Line of Credit. Except as otherwise provided in paragraph 12(b) hereof, the Borrowers may reduce the Revolving Line of Credit at any time and from time to time, without penalty or premium. Each such reduction must be in an amount not less than $1,000,000 and in increments of $500,000 thereafter, and shall reduce each Lender's Revolving Loan Commitment on a pro rata basis. Once reduced, no portion of the Revolving Line of Credit may be reinstated. If the Borrowers seek to reduce the Revolving Line of Credit to an amount less than $10,000,000, then the Revolving Line of Credit shall be reduced automatically to zero.

                 (e) Limitation on Eurodollar Loans. Notwithstanding any thing to the contrary contained herein, during the period from the Closing Date until the earlier to occur of (i) the date upon which the Agent shall have notified Smith Environmental that each Lender shall have completed the primary syndication of its Commitment and (ii) the date which is ninety days after the Closing Date, (x) each Eurodollar Loan made during such period shall be for an Interest Period consisting of one month only and (y) the Interest Period with respect to all outstanding Eurodollar Loans, as of any date of determination, shall end on the same day.

         7. GRANT OF SECURITY INTEREST TO LENDERS. As security for the payment of all Loans now or in the future made by the Lenders to each Borrower hereunder and for the payment or other satisfaction of all other Liabilities of such Borrower, each Account Owner hereby assigns to the Agent, for the ratable benefit of the Lenders, and grants to the Agent, for the ratable benefit of the Lenders, a continuing security interest in all of such Account Owner's right, title and interest in and to each of the kinds and types of property described in subparagraphs (a) through (f) hereof, all replacements, additions, accessions, substitutions and repairs thereof, all documents, books, records, ledger sheets and files of such Account Owner relating thereto, and all Proceeds of the foregoing property, in each case above, whether now owned or hereafter arising, acquired or created and wherever located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Account Owner have given rise to Accounts and have been returned to or repossessed or stopped in transit by such Account Owner; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights and rights to payments, whether or not earned by performance, security interests, security deposits and any rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all shares of capital stock and interests in capital stock owned beneficially or of record, and all certificates evidencing same and (f) all deposits and cash and any other property of such Account Owner now or hereafter in the possession, custody or control of the Agent, any Lender or any Lender's parent, affiliate or subsidiary of, or any participant with any Lender in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise). Proceeds means and includes (i) whatever is now or hereafter received by such Account Owner upon the sale, exchange, collection or other disposition of any item of such property and (ii) any such items which are now or hereafter acquired by such Account Owner with any proceeds of such property. The Agent shall have no lien on or security interest in any Excluded Collateral.

         8. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Each Account Owner shall, at the Agent's request, at any time and from time to time, execute and deliver to the Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by the Agent) and do such other acts and things as the Agent may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of the Agent (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Account Owner irrevocably hereby makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as such Account Owner's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect the Agent's security interest in the Collateral. Each Account Owner further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

         9.      [INTENTIONALLY DELETED].

         10.     COLLECTIONS.

                 (a) Each Account Owner shall direct all of its Account Debtors to make all payments on the Accounts of such Account Owner directly to a post office box ("LOCK BOX") with a financial institution acceptable to, and in the name and under exclusive control of, the Agent. Each Account Owner shall establish an account ("BLOCKED ACCOUNT") in its name for the benefit of and under the sole control of the Agent, with a financial institution acceptable to the Agent, into which all payments received in the Lock Box applicable to such Account Owner shall be deposited, and into which such Account Owner will immediately deposit all payments made for services rendered by such Account Owner and received by such Account Owner in the identical form in which such payments were made, whether by cash or check. If any Account Owner, any Affiliate or Subsidiary of such Account Owner, or any shareholder, officer, director, employee or agent of such Account Owner or any Affiliate or Subsidiary, or any other Person acting for or in concert with such Account Owner shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral of such Account Owner, such Account Owner and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account established by such Account Owner. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner satisfactory to the Agent, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of the Agent, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to the Agent, funds deposited in the Blocked Account on a daily basis as such funds are collected. Each Borrower agrees that all payments made to the Blocked Account established by such Borrower (and in the case of BCM, to the Blocked Accounts established by BCM and BCM-Alabama), or otherwise received by the Agent, whether in respect of the Accounts of such Borrower or as proceeds of other Collateral of such Borrower or otherwise (and in the case of BCM, including the Accounts and other Collateral of BCM-Alabama), will be applied on account of the Liabilities of such Borrower in accordance with the terms of this Agreement. Each Account Owner agrees to pay all fees, costs and expenses which such Account Owner incurs in connection with opening and maintaining a Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid by such Account Owner pursuant to any Lock Box or Blocked Account Agreement with such Account Owner, to the extent same shall have been paid by the Agent hereunder shall constitute Revolving Loans hereunder, shall be payable to the Agent by such Account Owner upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Agent in kind shall be endorsed by such Account Owner to the Agent, and, if that endorsement of any such item shall not be made for any reason, the Agent is hereby irrevocably authorized to endorse the same on such Account Owner's behalf. For the purpose of this paragraph, each Account Owner irrevocably hereby makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as such Account Owner's true and lawful attorney and agent-in-fact (i) to endorse such Account Owner's name upon said items of payment and/or proceeds of Collateral of such Account Owner and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Account Owner or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and
(iii) to have access to any lock box or postal box into which any of such Account Owner's mail is deposited, and open and process all mail addressed to such Account Owner and deposited therein, provided, however, that the Agent shall not exercise any such powers unless and until an Event of Default has occurred and is continuing.

                 (b) The Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities: (i) enforce collection of any of an Account Owner's Accounts or contract rights by suit or otherwise; (ii) exercise all of such Account Owner's rights and remedies with respect to proceedings brought to collect any Accounts of such Account Owner; (iii) surrender, release or exchange all or any part of any Accounts of such Account Owner, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Account Owner upon such terms, for such amount and at such time or times as the Agent deems advisable; (v) prepare, file and sign such Account Owner's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of such Account Owner; and
(vi) do all other acts and things which are necessary, in the Agent's sole discretion, to fulfill such Account Owner's obligations under this Agreement and to allow the Agent to collect the Accounts of such Account Owner. In addition to any other provision hereof, the Agent may at any time on or after the occurrence and during the continuance of an Event of Default, at each Account Owner's expense, notify any parties obligated on any of the Accounts of such Account Owner to make payment directly to the Agent of any amounts due or to become due thereunder.

                 (c) The Agent shall within two (2) Business Days after its receipt at its office in New York, New York of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral of any Borrower or any other Account Owner apply the whole or any part of such collections or proceeds: (i) if such Collateral consists of Accounts, and no Event of Default has occurred and is continuing, (A) on any day other than a day when a payment of interest, charges, fees or expenses is due hereunder, to the outstanding principal balance of the Revolving Loans made to such Borrower (and in the case of BCM-Alabama, the Revolving Loans made to BCM) and (B) on a day when a payment by such Borrower of interest, charges, fees or expenses is due hereunder, first to the payment of such charges (other than interest charges), fees or expenses; second to the payment of interest payable by such Borrower and third to the outstanding principal balance of the Revolving Loans made to such Borrower (and in the case of BCM-Alabama, the Revolving Loans made to BCM) and (ii) if such Collateral consists of any property other than Accounts, against the Liabilities of such Borrower (and in the case of BCM-Alabama, the Liabilities of BCM) in such order as the Agent shall determine in its sole discretion. Upon the occurrence and during the continuance of an Event of Default, the Agent may apply the whole or any part of such collections or proceeds, regardless of the type or kind of Collateral giving rise thereto, against the Liabilities of the Borrower which owns such Collateral (and in the case of BCM-Alabama, the Liabilities of BCM), in such order as the Agent shall determine in its sole discretion.

                 (d) In its reasonable credit judgment, without waiving or releasing any obligation, liability or duty of any Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, the Agent may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral of such Account Owner, other than Permitted Liens. All sums paid by the Agent in respect thereof and all costs, fees and expenses (including without limitation reasonable attorney fees, all court costs and all other charges relating thereto) incurred by the Agent shall constitute Revolving Loans, payable by such Account Owner to the Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

                 (e) Immediately upon the receipt by an Account Owner of any portion of the Collateral of such Account Owner evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, such Account Owner shall deliver the original thereof to the Agent together with an appropriate endorsement or other specific evidence of assignment thereof to the Agent (in form and substance acceptable to the Agent). If an endorsement or assignment of any such items shall not be made for any reason, the Agent is hereby irrevocably authorized, as such Account Owner's attorney and agent-in-fact, to endorse or assign the same on such Account Owner's behalf.

         11.     SCHEDULES AND REPORTS.

                 (a) Each Account Owner shall deliver to the Agent no less frequently than weekly, on each Monday for the previous week, in each case by facsimile transmission, a borrowing base certificate of such Account Owner for such week, in form and substance satisfactory to the Agent, together with report of such Account Owner's sales, collections, debit and credit adjustments for such week, and a report of such Account Owner's Eligible Unbilled Accounts and Unbilled Accounts for such week.

                 (b) Within fifteen (15) days after the close of each calendar month, and at such other times as may be requested by the Agent from time to time hereafter, each Account Owner shall deliver to the Agent a borrowing base certificate of such Account Owner for such month, in form and substance satisfactory to the Agent, together with (i) a schedule identifying by age each Account and Unbilled Account of such Account Owner, a reconciliation thereof with such Accounts and Unbilled Accounts as set forth in the previous such schedule delivered to the Agent, together with copies of the invoices when requested by the Agent pertaining to each such Account, for the month (or other applicable period) immediately preceding, (ii) a schedule identifying by age each account payable of such Account Owner for the month (or other applicable period) immediately preceding, (iii) a "flash" report of the previous month's activities, including revenue, headcount, material contracts for which bids have been accepted or rejected, and Billability for such month,
(iv) such additional schedules, certificates, reports and information with respect to the Collateral of such Account Owner as the Agent may from time to time require and (v) an assignment of any or all items of Collateral of such Account Owner to the Agent. The Agent, through its officers, employees or agents, shall have the right, at any time and from time to time in its name, in the name of its nominee or in each Account Owner's name, to verify the validity, amount or any other matter relating to any of such Account Owner's Accounts, by mail, telephone, telegraph or otherwise. Each Account Owner shall reimburse the Agent, on demand, for all reasonable costs, fees and expenses incurred by the Agent in this regard.

                 (c) All schedules, certificates, reports and assignments and other items delivered by each Account Owner to the Agent hereunder shall be executed by an authorized representative of such Account Owner and shall be in such form and contain such information as the Agent shall reasonably request.

                 (d) Each Account Owner shall deliver from time to time such other schedules and reports pertaining to the Collateral of such Account Owner as the Agent may reasonably request.

         12.     TERMINATION.

                 (a) The Revolving Loan Commitments shall be in effect during the period commencing on the Closing Date and ending on the date which coincides with the third anniversary thereof (such period, the "Revolving Credit Term"), at which time all Revolving Loans and Letter of Credit Obligations, all accrued but unpaid interest thereof, and all fees, costs, charges and other expenses payable in connection therewith shall be due and payable unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof or (ii) the Borrowers elect to terminate this Agreement prior to the end of the Revolving Credit Term, in which case each Borrower shall pay all of the Liabilities of such Borrower in full on the effective date of such termination, provided, however, that the security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as each Borrower has repaid all of the Liabilities owing by such Borrower and this Agreement has terminated, (i) such Borrower shall deliver to the Lenders a release, in form and substance reasonably satisfactory to the Agent, of all obligations and liabilities of the Lenders and their respective officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender's indemnification of the Lenders, in form and substance satisfactory to the Agent, for checks which the Agent has credited to such Borrower's account, but which subsequently are dishonored for any reason and (ii) upon such Borrower's request, the Lenders shall deliver to such Borrower a release in form and substance reasonably satisfactory to such Borrower. Upon any such termination, the Agent shall promptly deliver to the Borrowers any and all documents and instruments reasonably required by the Borrowers so as to evidence said termination of this Agreement and the termination of the Other Agreements including, without limitation, instruments serving to evidence the release of all security interests and collateral assignments provided to the Agent as collateral security for the repayment of the Liabilities.

                 (b) If, during the first two years of the Revolving Credit Term, the Revolving Line of Credit is reduced by the Borrowers to $10,000,000 or less, and in connection with such reduction the Borrowers either
(w) permit any security agreement, financing statement or analogous instrument to be executed or filed with respect to the Collateral for the benefit of someone other than the Lenders, or (x) create, incur or assume any liability for borrowed money (except for borrowings from the Lenders and borrowings permitted pursuant to paragraphs 13(q) and 14(j) hereof), then the Borrowers agree to pay to each of the Lenders, as a prepayment fee, in addition to the payment of all other Liabilities owing by the Borrowers, an amount equal to each Lender's pro rata share of (i) one and one-half percent (1-1/2%) of the Total Credit Facility if the Revolving Line of Credit is so reduced during the first year of the Revolving Credit Term and (ii) three-quarters of one percent ( 3/4%) of the Total Credit Facility if the Revolving Line of Credit is so reduced during the second year of the Revolving Credit Term. Notwithstanding anything hereinabove to the contrary, if the Borrowers prepay at any time, in whole or in part, only the Term Loans, no such prepayment fee shall be chargeable to or owing by the Borrowers. In addition, and notwithstanding anything hereinabove to the contrary, no such prepayment fee shall be payable to any Lender if such Lender is the sole Lender to withhold its consent to any amendment, waiver or other change hereunder to the extent that such consent of such Lender to such amendment, waiver or other change is required under paragraph 23(f), and in connection with such Lender's withholding of such consent, the Liabilities owing to such Lender are prepaid in full with proceeds of money borrowed from another bank or financial institution (including any other Lender), provided that the terms upon which such money is borrowed and the bank or other financial institution which has lent such money are acceptable to the Agent.

         13. REPRESENTATIONS AND WARRANTIES. Each Borrower (and each other Account Owner, respectively, to the extent set forth herein) hereby makes the following representations, warranties and covenants as to itself, its properties, its Collateral and its business affairs (in each case to the extent set forth hereinbelow). Unless otherwise specified in this paragraph 13 and in paragraph 14, the term "Borrower", as used in each of such paragraphs, shall mean only such Borrower and not the other Borrowers, and the term "Collateral", as used in such paragraphs, shall mean only Collateral belonging to such Borrower, other than Collateral belonging to an Account Owner which is not a Borrower).

               (a) The financial statements of Smith Environmental and its Subsidiaries, on a consolidated basis, for the periods ending February 28, 1995 and August 31, 1995, delivered to Chemical by Smith Environmental prior to the date of this Agreement, fairly and accurately reflect the financial condition of Borrower, and since February 28, 1995, no event or condition has occurred which has had or is reasonably likely to have a Material Adverse Effect;

                 (b) The office where each Account Owner keeps its books, records and accounts (or copies thereof) concerning the Collateral, such Account Owner's principal place of business and all of such Account Owner's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A; such Account Owner shall promptly (but in no event less than ten (10) days prior thereto) advise the Agent in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of such Account Owner's books, records and accounts (or copies thereof) or the opening or closing of any post office box of such Account Owner;

                 (c) The Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised the Agent in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which the Agent has been advised by Borrower in writing;

                 (d) Borrower shall immediately give written notice to the Agent of any use of any such Goods in any state other than a state in which Borrower has previously advised the Agent such Goods shall be used, and such Goods shall not, unless the Agent shall otherwise consent in writing, be used outside of the continental United States;

                 (e) No security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

                 (f) Each Account and Unbilled Account which an Account Owner shall, expressly or by implication, request the Agent to classify as an Eligible Account or an Eligible Unbilled Account, as the case may be, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the definition of Eligible Account and Eligible Unbilled Account, respectively, as set forth herein and as otherwise established by the Agent from time to time, and each Account Owner shall promptly notify the Agent in writing if any such Eligible Account or Eligible Unbilled Account shall subsequently become ineligible;

                 (g) Each Account Owner is and shall at all times be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Account Owner, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

                 (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

                 (i) There are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened, against Borrower which in Borrower's commercially reasonable judgment are reasonably likely to have a Material Adverse Effect and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to the Agent;

                 (j) Borrower has obtained all licenses, authorizations, approvals and permits, the lack of which would have or would be reasonably likely to have a Material Adverse Effect and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety or environmental matters), the failure to comply with which would have or would be reasonably likely to have a Material Adverse Effect;

                 (k) All written information now, heretofore or hereafter furnished by Borrower to Chemical, the Agent and the Lenders is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

                 (l) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be, owned by any Affiliate (other than an Affiliate which is also a Borrower or an Account Owner); provided, however, that Borrower may enter into transactions with Affiliates in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate and, in connection therewith, may transfer cash or property to Affiliates for fair value, subject to the terms of paragraphs 14(j), (l) and (m) hereof;

                 (m) Each Account Owner's name has always been as set forth on the first page of this Agreement and no Account Owner uses tradenames or division names in the operation of its business, except as otherwise disclosed in writing to the Agent; each Account Owner shall notify the Agent in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to the Agent in writing;

                 (n) With respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment, including, without limitation, the Equipment described or listed on the schedule of Equipment delivered to the Agent concurrently with this Agreement; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (iii) Borrower shall not permit any such items to become a fixture to real estate or an accession to other personal property; (iv) from time to time Borrower may sell, exchange or otherwise dispose of obsolete, unused or worn out Equipment, but only to the extent provided in paragraph 3 (c)(i) hereof; and (v) Borrower, immediately on demand by the Agent, shall deliver to the Agent any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment and in connection with the foregoing Borrower shall use its reasonable best efforts to assist the Agent in taking all steps necessary to perfect the Agent's lien on and security interest in all Equipment which constitutes motor vehicles, trucks or other types of rolling stock;

                 (o) This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms;

                 (p) Each Account Owner is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

                 (q) Borrower is not now obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than (i) the Liabilities; (ii) indebtedness disclosed to the Lenders on Schedule 13 (q); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's business; (iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's business; (v) Indebtedness arising from the issuance of the Junior Securities and (vi) Indebtedness permitted under paragraph 14(j) hereof;

                 (r) Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations G, T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time;

                 (s) Except as otherwise disclosed on Schedule 13(s), Borrower has no Parents, Subsidiaries or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

                 (t) Each Account Owner is duly organized and in good standing in its state of organization and each Account Owner is duly qualified and in good standing in (i) each of the States listed on
         Schedule 13 (t) and (ii) all other states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states referred to in this clause (ii) in which the failure to so qualify would not have a Material Adverse Effect;

                 (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

                 (v) There are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect;

                 (w) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it;

                 (x) None of Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 13(x). Each Plan has been and is maintained and funded in accordance with the terms of, and in compliance with, all applicable provisions of ERISA and the Code, except where any failure to so comply would not have a Material Adverse Effect. Borrower, each of its Subsidiaries and each ERISA Affiliate has fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Code). No Termination Event has occurred nor has any other event occurred that is reasonably likely to result in a Termination Event. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any requirement of law or agreement, other than pursuant to the Code, ERISA or such Plan. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the Code. Neither the BCM Merger nor the Stock Issuance (or any transaction incidental thereto or contemplated thereby) has resulted in a prohibited transaction or other violation of ERISA or caused the ESOP (i) to lose its qualified and tax-exempt status under Sections 401(a), 409, 4975(c) and 501(a) of the Code and (ii) to fail to meet the requirements of Sections 409 and 4975(e) of the Code for any period for which it is intended that the ESOP is to meet such requirements. The Successor Plan will be maintained as a tax-qualified and tax-exempt Benefit Plan pursuant to Sections 401(a) and 501(a) of the Code; and

                 (y) Except as otherwise disclosed on Schedule 13(y), (i) the Borrower's operations comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and all of its present facilities or operations, as well as to the knowledge of the Borrower its past facilities or operations, are not subject to any judicial proceeding or administrative proceeding or any outstanding written order or agreement with any governmental authority or private party respecting (a) any Environmental Law, (b) any Remedial Work, or
         (c) any Environmental Claims arising from the Release of a Contaminant into the environment; (iii) to the best of the knowledge of the Borrower, none of its operations is the subject of any Federal or state investigation evaluating whether any Remedial Work is needed to respond to a Release of any Contaminant into the environment; (iv) neither the Borrower nor any Subsidiaries of the Borrower nor any predecessor of the Borrower or any Subsidiary thereof has filed, with respect to such Borrower or Subsidiary, any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous Material or reporting a spill or Release of a Contaminant into the environments; (v) to the best of the knowledge of the Borrower, neither the Borrower nor its Subsidiaries has any contingent liability in connection with any Release of any Contaminant into the environment; (vi) neither the Borrower nor its Subsidiaries has disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by any of them and to the knowledge of the Borrower and its Subsidiaries neither has any lessee, prior owner, or other Person; (vii) no underground storage tanks or surface impoundments are on any property of the Borrower and its Subsidiaries; and (viii) no lien in favor of any governmental authority for (A) any liability under any Environmental Law or regulations, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to the property of the Borrower and its Subsidiaries.

Each Account Owner represents, warrants and covenants to the Agent and the Lenders that all representations, warranties and covenants of such Account Owner contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall be true at the time of such Account Owner's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by such Account Owner at the time each Revolving Loan is made and each Letter of Credit is issued pursuant to this Agreement.

         14. COVENANTS. Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless each Borrower obtains the Lenders' prior written consent waiving or modifying any of such Borrower's covenants hereunder in any specific instance, such Borrower (and BCM-Alabama, to the extent set forth herein) agrees both for itself and its Subsidiaries as follows:

                 (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to its business activities, in accordance with sound accounting practices and in accordance with GAAP, consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A, and, in connection with such books and records, Borrower shall install and implement no later than January 1, 1996 a management information system satisfactory to the Agent in its commercially reasonable judgment;

                 (b) Borrower agrees to deliver to each Lender the following financial information, all of which shall be prepared in accordance with GAAP, consistently applied: (i) no later than thirty (30) days after each calendar month (except with respect to any such calendar month which coincides with the last month of any fiscal quarter, as to which such financial statements shall be delivered no later than forty-five (45) days after such calendar month) copies of internally prepared financial statements of Smith Environmental and its

                 Subsidiaries on a consolidated and consolidating, monthly and year-to-date, basis, including, without limitation, balance sheets and statements of income and retained earnings of Smith Environmental and its Subsidiaries, certified by the chief financial officer of Smith Environmental and accompanied by a No Default Certificate and a Leverage Ratio Certificate, each signed by the Borrowers' Chief Financial Officer (which Certificates, for purposes hereof, may be consolidated into one certificate); (ii) no later than ninety (90) days after the end of each of Smith Environmental's fiscal years, annual financial statements of Smith Environmental and its Subsidiaries on a consolidated basis certified by independent certified public accountants selected by Smith Environmental and reasonably satisfactory to the Lenders, accompanied by (A) a certificate furnished by such accountants, which certificate may be limited to accounting matters and may disclaim responsibility for legal interpretations, but shall in any event certify that based on such accountants' review, as of the dates of the financial statements being furnished, nothing has come to the attention of such accountants which has caused such accountants to believe that any Borrower failed to comply with the terms, covenants, provisions and conditions contained in paragraphs 14 (j), (k), (l), (m), (n) or (o) hereof (such certificate to include calculations demonstrating compliance with such covenants, as applicable), and, if such failure shall have occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and shall in addition certify that in the course of preparing the audit and the certificate referred to herein, such accountants have not become aware of the occurrence of any other Default or Event of Default and, if such Default or Event of Default shall have occurred, specifying the nature thereof, (B) such annual financial statements on a consolidating (but uncertified) basis, and (C) a copy, within ten (10) days of Smith Environmental's receipt thereof, if and when issued, of such accountants' "management letter"; (iii) promptly upon the earlier of the mailing or filing thereof, copies of all 10-Qs, 10-Ks, registration statements and all other filings or communications made by Smith Environmental to holders of its publicly traded securities or to the Securities and Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended; and
                 (iv) no later than thirty (30) days prior to the end of each of Smith Environmental's fiscal years, a financial projection for Smith Environmental and its Subsidiaries on a month-by-month basis for the immediately ensuing fiscal year and on a year- by-year basis for each of the three (3) fiscal years following such ensuing fiscal year, in each case prepared by the chief financial officer of Smith Environmental;

                 (c) Borrower shall advise the Lenders in writing (i) promptly of any event or development which has had or is reasonably likely to have a Material Adverse Effect or the occurrence of any Default or Event of Default hereunder; (ii) within ten (10) Business Days after Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, and shall provide the Agent with a written statement of the chief financial officer of Smith Environmental describing such Termination Event, any action that is being taken with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation in connection therewith (Borrower, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor); (iii) within
                 (3) Business Days after the filing thereof with the Internal Revenue Service, of each funding waiver request filed with respect to any Benefit Plan and shall provide the Agent with a copy thereof and copies of all communications received by Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to such request; and (iv) within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or any ERISA Affiliate, of notice of the Pension Benefit Guaranty Corporation's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, and shall provide the Agent with copies of each such notice;

                 (d) The Agent, or any Persons designated by it, and each Lender, at any time, upon reasonable notice (unless either a Lender reasonably suspects that fraud has occurred or is likely to occur with respect to an Account Owner or an Event of Default has occurred and is continuing; in either of which cases such notice shall not be given or required) in the exercise of its commercially reasonable credit judgment, to call at any Account Owner's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from any Account Owner's books, records, journals, orders, receipts and any correspondence and other data relating to such Account Owner's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Account Owner's business as the Agent may consider reasonable under the circumstances. Each Account Owner shall furnish to the Agent and to each Lender such information relevant to each such Lender's rights under this Agreement as the Agent or such Lender shall at any time and from time to time reasonably request. Each Account Owner authorizes the Agent and each Lender to discuss the affairs, finances and business of such Account Owner with any officers or directors of such Account Owner or any Affiliate or with those employees of such Account Owner with whom the Agent or such Lender has determined in its commercially reasonable judgment to be necessary or desirable to converse, or directors of any Affiliate. Each Account Owner authorizes the Agent, with such Account Owner's prior consent (which consent will not be unreasonably withheld or delayed) to discuss the financial condition of such Account Owner with such Account Owner's independent public accountants. Any such discussions shall be without liability to the Agent or any Lender. The Agent shall provide prior notice to each Lender of the Agent's intention to conduct an examination of an Account Owner's books and records and Collateral, and shall distribute to each Lender a copy of the final form of any written summary prepared by or at the Agent's direction of such examination. Borrower shall pay to or reimburse the Agent for all reasonable fees, costs, and out-of-pocket expenses incurred by the Agent in the exercise of the Agent's and the Lenders' rights hereunder and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

                 (e) (i) Borrower shall: keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to the Agent. Originals or certified copies of such policies of insurance shall be delivered to the Agent on the Closing Date, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to the Agent, showing loss under such insurance policies payable to the Agent. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days written notice before any such policy of insurance is altered or cancelled.
                          Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Agent. Borrower irrevocably, makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided, however, that the Agent shall exercise such rights only upon the occurrence and during the continuance of an Event of Default;

                          (ii) Borrower shall maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and originals or certified copies of such policies shall be delivered to the Agent on the Closing Date, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company shall give the Agent at least thirty (30) days written notice before any such policy shall be altered or cancelled; and

                          (iii) If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligation by Borrower or Default hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent deems advisable. The Agent shall use reasonable efforts to notify Borrower prior to the date Agent takes such actions. All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Revolving Loans hereunder and shall be payable on demand by Borrower to the Agent and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                 (f) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations, if any such use has or is reasonably likely to have a Material Adverse Effect; Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; Borrower shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; no Account Owner shall sell, lease, grant a security interest in or otherwise dispose of, cancel, terminate or allow to lapse any of the Collateral except as expressly permitted by this Agreement; in the event that Smith Environmental sells, transfers or otherwise disposes of the Gould Equipment, and all or any portion of the consideration received therefore by Smith Environmental is in the form of a promissory note or notes, Smith Environmental shall promptly forthwith deliver such note or notes to the Agent and shall at such time execute and deliver to the Agent a pledge agreement in respect of such note or notes, in form and substance satisfactory to the Agent in the exercise of its commercially reasonable credit judgment; and Borrower shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral (other than Collateral consisting of mobile goods such as motor vehicles) from any of the locations listed on Exhibit A or in any written notice to the Agent pursuant to paragraph 13 hereof;

                 (g) all monies and other property obtained by Borrower from the Lenders pursuant to this Agreement will be used solely for business purposes of Borrower;

                 (h) Each Account Owner shall, at the request of the Agent, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to the Agent, of the security interest of the Agent hereunder, and no Account Owner shall maintain duplicates or copies of such records at any address other than such Account Owner's principal place of business set forth on Exhibit A hereto, provided, however, that each Account Owner, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

                 (i) Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower's financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes, (iii) upon the occurrence and during the continuance of Event of Default, Borrower keeps on deposit with the Agent (such deposit to be held without interest) an amount of money which, in the sole judgment of the Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (iv) if Borrower fails to prosecute such contest with reasonable diligence, the Agent may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, the Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by the Agent shall constitute Revolving Loans hereunder, shall be payable by Borrower to the Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

                 (j) Borrower shall not (i) incur, create, assume or suffer to exist any indebtedness other than (A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers, (C) indebtedness evidenced by the Junior Securities, provided that indebtedness evidenced by Junior Securities described in clause (iii) of the definition thereof shall not exceed $300,000 to any single Person described in such clause (iii) and $2,200,000 to all such Persons at any one time outstanding, (D) any other indebtedness described in paragraph 13(q)(ii), (E) indebtedness secured by Permitted Liens, and
                 (F) any other indebtedness not permitted hereinabove, so long as such indebtedness does not exceed $200,000 in the aggregate at any one time outstanding; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person (other than the Liabilities of the other Borrower hereunder), except by (A) endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or (B) indemnification on terms which are reasonable and customary, given in connection with the issuance of surety bonds to be obtained from time to time in the ordinary course of Borrower's or its Subsidiary's business;

                 (k) Borrower shall not enter into any merger or consolidation, other than (i) a merger or consolidation of BCM, Riedel, or any other Subsidiary in existence on the Closing Date (or otherwise approved in writing by the Agent) with or into Smith Environmental or (ii) a merger or consolidation by any Subsidiary other than an Account Owner with or into any other Subsidiary, in each case so long as the Agent shall have received at least thirty (30) days prior written notice thereof, or sell, lease or otherwise dispose of all or substantially all of its assets; without at least thirty (30) days prior written notice to the Agent, Borrower shall not create any new Subsidiary or Affiliate (provided, however, that Borrower shall cause each such newly created Subsidiary or Affiliate, upon the organization thereof, to execute and deliver to the Agent, for the ratable benefit of the Lenders (a) financing statements on form UCC-1, suitable for recordation in all requisite jurisdictions and (b) a secured guaranty of the Liabilities of each Borrower, pursuant to an instrument of secured guaranty in form and substance satisfactory to the Agent) or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; Borrower shall not enter into any transaction outside the ordinary course of Borrower's business;

                 (l) Borrower shall not (i) declare or pay any dividend or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock, or (ii) make any optional payment on, or any prepayment on or redemption of (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement, provided, however, that

                          (I) Borrower may make dividend payments on Junior Securities which are equity securities and scheduled payments of principal of and interest on Junior Securities which are debt securities, so long as (A) the amount and timing of any such payment is made strictly in accordance with the terms of the Junior Security relating thereto (or the agreement or instrument pursuant to which such Junior Security shall have been issued), (B) no Default or Event of Default shall have occurred and be continuing at the time of such payment or would occur as a result thereof and (C) the combined Excess Availability of the Borrowers, after giving effect to any such payment, when averaged with the combined average Excess Availability of the Borrowers for the preceding period of twenty-nine (29) consecutive days, shall be not less than $1,250,000; and

                          (II) BCM-Parent to Smith Environmental, and BCM may make other dividend payments in cash to BCM-Parent, so long as (X) the proceeds thereof are used solely to pay the administrative and other routine corporate expenses incurred in the ordinary course of business of BCM-Parent, (Y) no Default or Event of Default shall have occurred and be continuing at the time of such payment or would occur as a result thereof and (Z) the aggregate amount of all such payments made during any consecutive twelve month period does not exceed $100,000;

                 (m) Borrower shall not make any investment in any Person, whether in cash, securities or other property of any kind, other than (i) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America; (ii) certificates of deposit maturing within one year from the date of acquisition, bankers acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with, a United States bank whose long-term certificates of deposit have an investment grade rating by S&P or Moody's; (iii) commercial paper given a rating of A1 or higher by S&P or P1 or higher by Moody's and maturing not more than 270 days from the date of creation thereof; (iv) tender bonds, with a maturity day or tender option of not in excess of one year, with ratings of A1 or AA or higher by S&P or P1 or Aa or higher by Moody's or the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody's; (v) repurchase agreements pertaining to investments of the types described in clauses (i) (ii), (iii) and (iv) hereof, (vi) obligations of or equity interests in any other Borrower or Account Owner (including any investments initially made by Borrower in BCM-Parent and simultaneously lent to another Borrower or Account Owner) or obligations of any Subsidiary, provided the aggregate amount of all investments in any Subsidiary other than a Borrower or an Account Owner permitted under this clause (vi) shall not exceed $100,000 during any consecutive twelve (12) month period; (vii) stock obligations or securities received in settlement of debt created in the ordinary course of business which is owing to the Borrower or any Subsidiary, provided such stock, obligations or securities are promptly delivered to and pledged and assigned to the Agent as collateral security for the Liabilities; (viii) other investments not permitted above in an aggregate amount not exceeding $250,000 at any time; and (ix) any other investments which shall have been approved in writing by the Majority Lenders;

                 (n) Borrower shall not change its fiscal year from a fiscal year ending on September 30, nor amend its organizational documents, or without the Lenders' prior written consent, materially amend or modify any material term or condition of the CVC Notes, the CVC Bridge Notes, the CVC Note Purchase Agreement or the Consent Judgment;

                 (o) Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of the Borrowers delivered on or before the Closing Date:

                          (i) Consolidated Net Income or Loss. Smith Environmental and its Subsidiaries, on a consolidated basis, shall not have, as of the end of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date shall occur, a Net Loss of greater than $100,000, provided, however, that for purposes of compliance with this covenant only, the calculation of such Net Loss shall exclude any amounts, up to an aggregate sum of $1,800,000, of the kind described in clause (c) of the definition of the term FFO, which amounts shall have been written off or incurred, as the case may be, for the four-month period ending September 30, 1995, provided, further, that all such amounts shall have been described in reasonable detail on Schedule 14(o);

                          (ii) Consolidated Tangible Net Worth. Smith Environmental and its Subsidiaries, on a consolidated basis, shall maintain at all times during each period set forth below, a Tangible Net Worth of not less than the amount set forth below opposite each such period:

                                                     Minimum Consolidated
                 Measuring Period                    Tangible Net Worth
                 ----------------                    --------------------

                 (A)      from Closing Date                 $6,500,000
                          through December 30,
                          1995

                 (B)      from December 31, 1995            $7,000,000
                          through March 30, 1996

                 (C)      from March 31, 1996               $7,500,000
                          through June 29, 1996

                 (D)      from June 30, 1996                $9,500,000
                          through September 29,
                          1996

                 (E)      from September 30, 1996           $11,500,000
                          through September 29,
                          1997

                 (F)      from September 30, 1997           $17,000,000
                          through September 29,
                          1998

                 (G)      from September 30, 1998           $22,000,000
                          and at all times
                          thereafter


                          (iii) Consolidated Interest Coverage Ratio. Smith Environmental and its Subsidiaries, on a consolidated basis, shall maintain as of the end of each period set forth below, a ratio of (A) EBITDA for such period less Capital Expenditures made during such period to (B) Cash Interest Expense payable during such period, of not less than the ratio set forth below opposite each such period:

                                                       Minimum Consolidated
                 Measuring Period                      Interest Coverage Ratio
                 ----------------                      -----------------------

                 (A)      fiscal quarter ending in          2.00 to 1.00
                          December, 1995

                 (B)      two fiscal quarters               2.00 to 1.00
                          ending in March, 1996

                 (C)      three fiscal quarters             2.75 to 1.00
                          ending in June, 1996

                 (D)      fiscal quarter ending in          3.00 to 1.00
                          September, 1996, and
                          each fiscal quarter
                          thereafter, through and
                          including the fiscal
                          quarter ending in June,
                          1997, in each case
                          together with the three
                          preceding fiscal
                          quarters

                 (E)      fiscal quarter ending in          3.50 to 1.00
                          September, 1997, and
                          each fiscal quarter
                          thereafter, in each case
                          together with the three
                          preceding fiscal
                          quarters

                          (iv)    Consolidated Current Ratio.  Smith
                 Environmental and its Subsidiaries, on a consolidated basis, shall maintain as of the end of each fiscal quarter, commencing with the fiscal quarter during which the Closing Date shall occur, a ratio of (A) consolidated current assets to (B) consolidated current liabilities of not less than 1.50 to 1.0, provided, however, that solely for purposes of determining the Borrowers' compliance with this covenant, (x) consolidated current assets shall exclude any cash or its equivalent then on hand in excess of the aggregate amount of $1,800,000 and (y) consolidated current liabilities shall not include the outstanding principal balance of the Revolving Loans;

                          (v) Consolidated Debt Service Coverage Ratio. Smith Environmental and its Subsidiaries, on a consolidated basis, shall maintain as of the end of each period set forth below, a ratio of (A) FFO for such period less Capital Expenditures made during such period to (B) the sum of current principal maturities of long term debt due and owing during such period and the portion of Capitalized Lease Obligations due and owing during such period which is allocable to the repayment of principal, of not less than the ratio set forth below opposite each such period:


                                                     Minimum Consolidated
                 Measuring Period                    Debt Service Coverage Ratio
                 ----------------                    ---------------------------

                 (A)      fiscal quarter ending in           .80 to 1.00
                          December, 1995

                 (B)      two fiscal quarters                .85 to 1.00
                          ending in March, 1996

                 (C)      three fiscal quarters             1.50 to 1.00
                          ending in June, 1996

                 (D)      four fiscal quarters              1.90 to 1.00
                          ending in September,
                          1996, and each fiscal
                          quarter thereafter,
                          through and including
                          the fiscal quarter
                          ending in June, 1997, in
                          each case together with
                          the three preceding
                          fiscal quarters

                 (E)      fiscal quarter ending in          2.50 to 1.00
                          September, 1997, and
                          each fiscal quarter
                          thereafter, through and
                          including the fiscal
                          quarter ending in June,
                          1998, in each case
                          together with the three
                          preceding fiscal
                          quarters

                 (F)      fiscal quarter ending in          3.00 to 1.00
                          September, 1998, and
                          each fiscal quarter
                          thereafter, in each case
                          together with the three
                          preceding fiscal
                          quarters


                          (vi) Consolidated Capital Expenditures. Smith Environmental and its Subsidiaries, on a consolidated basis, shall not make Capital Expenditures of an aggregate amount during each period set forth below of more than the amount set forth below opposite each such period:


                 Measuring Period             Maximum Capital Expenditures
                 ----------------             -----------------------------

                 (A)      fiscal year ending
                          September 30, 1996                $2,650,000

                 (B)      fiscal year ending            $3,600,000
                          September 30, 1997

                 (C)      fiscal year ending            $4,500,000
                          September 30, 1998
                          and each fiscal
                          year thereafter


                          (vii) Funded Indebtedness as a Multiple of FFO. Smith Environmental and its Subsidiaries, on a consolidated basis, shall have as of the end of each period set forth below an amount of Funded Indebtedness for such period of no greater than an amount equal to the product of (A) FFO for such period less Capital Expenditures for such period (annualized as hereinafter provided), multiplied by (B) the multiplier set forth below opposite each such period, provided, however, that for purposes of compliance with this covenant only, the calculation of Funded Indebtedness shall (x) exclude all Indebtedness of the kind described in clause (i) of the definition of the term Indebtedness and (y) include all Indebtedness which matures within one year from the date of determination, so long as such Indebtedness matures in more than one year from the date of its incurrence:


                 Measuring Period                               Multiplier
                 ----------------                               ----------
                 (A)      fiscal quarter ending in                   14
                          December, 1995

                 (B)      two fiscal quarters                        14
                          ending in March, 1996

                 (C)      three fiscal quarters                       9
                          ending in June, 1996

                 (D)      fiscal quarter ending in                    7
                          September, 1996, and
                          each fiscal quarter
                          thereafter, through and
                          including the fiscal
                          quarter ending in June,
                          1997, in each case
                          together with the three
                          preceding fiscal
                          quarters


                 (E)      fiscal quarter ending in                    6
                          September, 1997, and
                          each fiscal quarter
                          thereafter, through and
                          including the fiscal
                          quarter ending in June,
                          1998, in each case
                          together with the three
                          preceding fiscal
                          quarters

                 (F)      fiscal quarter ending in                    5
                          September, 1998, and
                          each fiscal quarter
                          thereafter, in each case
                          together with the three
                          preceding fiscal
                          quarters


                 provided, further, that for purposes of compliance with this covenant only, the excess of FFO over Capital Expenditures for each of the periods set forth in clauses (A), (B) and (C) above shall be deemed to equal the excess of actual FFO over Capital Expenditures for each such period, multiplied by 4, 2 and 1 1/3, respectively;

                          (viii) Billability. Smith Environmental and its Subsidiaries, on a consolidated basis, shall maintain a Billability, for any period of three (3) consecutive months, commencing with the month of August, 1995 of not less than 62.5%;

                 (p) Borrower shall reimburse Chemical for all costs and expenses (collectively "Costs and Expenses") including, without limitation, legal expenses and reasonable attorneys' fees (in-house and outside counsel) incurred by Chemical on or before the Closing Date in connection with the documentation and consummation of this transaction and any other transactions between Borrower and Chemical, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs. Borrower shall reimburse the Agent and each Lender for all Costs and Expenses incurred by any of them after the Closing Date in seeking to collect, protect or enforce any rights in or to the Collateral or in seeking to collect any Liabilities or in enforcing any of their rights under this Agreement. Borrower shall also pay all normal service charges with respect to accounts maintained by the Agent for the benefit of Borrower. All such Costs and Expenses (i) incurred on or before the Closing Date shall be payable in full on the Closing Date, (ii) incurred or payable within the sixty (60) consecutive day period from the Closing Date shall be automatically charged by the Agent to the Borrowers' account and (iii) incurred or payable after the Closing Date (excluding those Costs and Expenses described in clause (ii) hereof) shall constitute Revolving Loans hereunder, shall be payable by Borrowers to the Lenders on demand, and, until paid, shall bear interest at the per annum rate of the ABR plus one and one-half per cent (1-1/2%); and

                 (q) Borrower will cause to be delivered to the Agent upon the Agent's reasonable request therefor, each of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) (and if applicable, related trust agreements, loan agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan; (iii) for the three most recent Plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three Plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any ERISA Affiliate to each such Plan and copies of the collective bargaining agreements requiring such contributions: (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or any ERISA Affiliate under any Retiree Health Plan.

         15.     CONDITIONS PRECEDENT.

                 (a) The obligation of each Lender to fund its Proportionate Share of the Term Loans, to fund its Proportionate Share of the initial Revolving Loan, and to purchase a participation interest in the initial Letter of Credit, is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                          (i) The Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule A (the "Closing Document List").

                          (ii) Since February 28, 1995, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by the Lenders in their commercially reasonable credit judgment.

                          (iii) The Lenders shall have received payment in full of all fees (including reasonable attorneys' fees) and expenses payable to them by the Borrowers on or before the Closing Date;

                          (iv)    The Agent shall have determined that
                 immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loans and the Revolving Loans, if any, requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on the Closing Date and
                 (C) the payment or reimbursement by Borrowers of the Lenders for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis the combined Excess Availability of the Borrowers shall not be less than Five Million Dollars ($5,000,000);

                          (v) The Agent shall have received a certificate from the Borrowers' chief executive officer, chief financial officer or controller, pursuant to which such officer shall certify that in calculating the Excess Availability described in clause (iv) above, the Borrowers' outstanding trade payables, as of the Closing Date, were not (and are not) materially greater than the average outstanding amount of such trade payables as calculated for the three month period prior to the Closing Date.

                          (vi) The Agent shall have determined that on a pro forma basis, assuming the consummation of the transactions contemplated by the Agreement and the Other Agreements, and the making of the initial Loans, both before and after such events, none of the Borrowers nor any of the other Account Owners shall (A) be insolvent or rendered insolvent, (B) be left with an unreasonably small capital with which to engage in its business or (C) have incurred debts beyond its ability to pay as such debts mature.

                          (vii) The Agent shall have received and reviewed to its satisfaction the field examination report and takeover examination report, prepared as of a recent date, by members of the Agent's field examination staff.

                          (viii) The Agent shall have received and reviewed to its satisfaction (A) the Borrowers' projected liquidity analysis, (B) the results of the examination and analysis performed by the accounting firm of KPMG, (C) the results of the appraisals of the Borrowers' plant, property and equipment, performed on the basis of both orderly liquidation values and fair market values, (D) all outstanding litigation in which any Borrower or other Obligor is or is likely to become a party, (E) an environmental examination of the property of the Borrowers, (F) the terms and conditions of all management and consulting fees payable by the Borrowers, (F) the results of an examination of the Borrowers' material suppliers and customers and (G) the closing and other transactional fees and expenses payable by the Borrowers in connection with the consummation of this Agreement and the transactions contemplated to occur hereunder.

                          (ix)    The Obligors shall have executed and
                 delivered to the Lenders all documents which the Agent shall determine are reasonably necessary to consummate the transactions contemplated hereby.

                 (b) After the Closing Date, the obligation of each Lender to make any requested Revolving Loan or to purchase a participation interest in any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

                          (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

                          (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit, which has not been waived; and

                          (iii) Since February 28, 1995, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

         16. DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

                 (a) the failure of any Obligor to pay when due, declared due, or demanded by the Lenders, the principal amount of the Loans, or any of the other Liabilities;

                 (b) the failure of any Obligor to perform, keep or observe (i) any of the covenants contained in paragraph 14 other than those contained in paragraph 14(e), (f) or (i) or

(ii) any of the covenants contained in paragraph 14(e), (f) or (i) or any other covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements, except as otherwise set forth in clause (i) of this paragraph 16(b), which failure continues without cure for thirty (30) days from the later to occur of the event or condition giving rise to such failure or Obligor's actual knowledge thereof;

                 (c) the making or furnishing by any Obligor to the Agent or the Lenders of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between the Lenders and such Obligor, which is untrue or misleading in any material respect;

                 (d) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

                 (e) the commencement of any proceedings (i) in bankruptcy by or against any Obligor, (ii) for the liquidation or reorganization of any Obligor, (iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings;

                 (f) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

                 (g) the entry of any judgment or order in excess of $100,000 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

                 (h) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to the Agent or the Lenders pursuant to which such Person has guaranteed to the Agent or the Lenders the payment of all or any of the Liabilities or has granted the Agent or the Lenders a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

                 (i) the occurrence of an event of default under (i) the CVC Note Purchase Agreement, (ii) the Terms of Payment attached to the Consent Judgment or (iii) any other agreement or instrument evidencing indebtedness for borrowed money in excess of $500,000 executed or delivered by a Borrower or pursuant to which agreement or instrument such Borrower or its properties is or may be bound;

                 (j)      a Change of Control shall occur; or

                 (k) this Agreement, any Note or any of the Other Agreements shall for any reason cease to be, or shall be asserted by any Borrower or Account Owner not to be, a legal, valid and binding obligation of any Borrower or Account Owner, enforceable in accordance with its terms, or the security interest or lien purported to be created by this Agreement or any of the Other Agreements shall for any reason cease to be, or be asserted by any Borrower or Account Owner not to be, a valid, first priority perfected security interest in any Collateral (except to the extent otherwise permitted under this Agreement or any of the Other Agreements).

         17.     REMEDIES UPON AN EVENT OF DEFAULT.

                 (a) Upon the occurrence and during the continuance of an Event of Default described in paragraph 16(e) hereof, all of the Liabilities of each Borrower shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence and during the continuance of any other Event of Default, (i) at the option of the Majority Lenders, the Revolving Loan Commitments shall be immediately terminated and at all times thereafter all Revolving Loans made by any Lender shall be made at such Lender's sole discretion and (ii) all of the Liabilities of each Borrower may, at the option of the Majority Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

                 (b) Upon the occurrence and during the continuance of an Event of Default, the Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of the Agent's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, the Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of each Account Owner's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Agent shall have the right to store the same at any of each Account Owner's premises without cost to the Agent. At the Agent's request, each Account Owner shall, at such Account Owner's expense, assemble the Collateral of such Account Owner and make it available to the Agent at one or more places to be designated by the Agent and reasonably convenient to the Agent and such Account Owner. Each Account Owner recognizes that if such Account Owner fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to the

Agent, and each Account Owner agrees that the Agent shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least five (5) calendar days before such disposition. Any proceeds of any disposition by the Agent of any of the Collateral of an Account Owner may be applied by the Agent to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by the Agent toward the payment of such of the Liabilities of such Account Owner, and in such order of application, as the Agent may from time to time elect.

         18.     THE AGENT.

         (a)     Appointment of Agent

                 (i) Each Lender hereby designates Chemical as its Agent and irrevocably authorizes the Agent to take action on its behalf under this Agreement and the Other Agreements, to exercise the powers and perform the duties described therein, and to exercise such other powers reasonably incidental thereto. The Agent may perform any of its duties through its agents or employees.

                 (ii)     Other than the Borrowers' rights under subparagraph
(h) hereof, this paragraph 18 is for the benefit of the Agent and the Lenders only. The Agent shall act only for the Lenders and assumes no obligation to or agency or trust relationship with any Obligor.

         (b) Nature of Duties of Agent. The Agent has no duties hereof or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have a fiduciary relationship to any Lender or any participant of any Lender.

         (c) Lack of Reliance on Agent. Independently and without reliance upon the Agent, each Lender has made and shall continue to make its own independent investigation and analysis of the content and validity of this Agreement and the Other Agreements or of the performance and creditworthiness of the Obligors thereunder. The Agent assumes no responsibility and undertakes no obligation to make inquiry with respect to such matters, unless specifically requested to do so in writing by a Lender.

         (d) Certain Rights of the Agent. The Agent may request instructions from the Majority Lenders at any time. If the Agent requests instructions from the Majority Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Majority Lenders before such action or inaction. No Lender shall have any right of action based upon the Agent's action or inaction in response to instructions from the Majority Lenders.

         (e) Reliance by Agent. The Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Agent may obtain the advice of legal counsel (including, for matters concerning the Borrowers, counsel for the Borrowers), independent public accountants and other experts selected by it and shall have no liability for action or inaction in good faith based upon such advice.

         (f) Indemnification of Agent. Each Lender agrees to reimburse and indemnify the Agent, to the extent of its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to this Agreement and the Other Agreements, unless resulting from the Agent's gross negligence or willful misconduct.

         (g) The Agent in its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise them as though it was not performing the duties specified herein. The terms "Lenders," "Majority Lenders," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         (h)     Successor Agent.

                 (i) The Agent may, upon five Business Days' notice to the Lenders and the Borrowers, resign by giving written notice thereof to the Lenders and the Borrowers. The Agent's resignation shall be effective upon the appointment of a successor Agent.

                 (ii) Upon receipt of the Agent's resignation, the Majority Lenders may appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the successor Agent shall be subject to approval by the Borrowers, which approval shall not to be unreasonably withheld and shall be delivered to the Majority Lenders within five Business Days after the Borrowers' receipt of notice of a proposed successor Agent. If a successor Agent has not accepted its appointment within fifteen Business Days, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.

                 (iii) Upon its acceptance of the agency hereunder, a successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of this paragraph 18 for any action or inaction while it was Agent.

         (i)     Collateral Matters.

                 (i) Each Lender authorizes and directs the Agent to enter into the Other Agreements for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by the Majority Lenders under the Other Agreements, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the liens upon the Collateral.

                 (ii) The Agent is authorized to release any lien granted to or held by the Agent upon any Collateral (A) upon termination of the Revolving Loan Commitments and indefeasible payment and satisfaction of all of the Loans and other Liabilities, (B) upon receipt of the proceeds of sales of the Collateral permitted hereunder or (C) except as otherwise provided in paragraph 23(f) (i) (I) (2), if the release can be and is approved by the Majority Lenders. The Agent may request and the Lenders will provide confirmation of the Agent's authority to release particular types or items of Collateral.

                 (iii) The Agent shall have no obligation to assure that the Collateral exists or is owned by a Borrower or any of its Subsidiaries, or by any other Account Owner, or that such Collateral is cared for, protected or insured, or that the liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         (j) Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders. Until the Agent shall have received such directions, the Agent may act (or not act) as it deems advisable and in the best interests of the Lenders.

         19. INDEMNIFICATION. Each Borrower agrees to defend (with counsel reasonably satisfactory to the Agent), protect, indemnify and hold harmless the Agent, each affiliate or subsidiary of the Agent and each Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "INDEMNIFIED PARTY") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Borrower shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by such Borrower, be added to the Liabilities of such Borrower and be secured by the Collateral of such Borrower. The provisions of this paragraph 19 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

         20. NOTICES. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of the Agent or any Lender shall be sent to the Agent, as follows: Chemical Bank, Asset Based Region, 633 Third Avenue, 7th Floor, New York, New York 10017,
Attention: Credit Deputy, and in the case of any Account Owner shall be sent to any one of them in care of Smith Environmental, at its principal place of business as set forth on Exhibit A hereto.

         21. CHOICE OF GOVERNING LAW AND CONSTRUCTION. This Agreement and the Other Agreements are submitted by Borrowers to the Lenders for their acceptance or rejection at each of their respective principal places of business as an offer by Borrowers to borrow monies from the Lenders now and from time to time hereafter, and shall not be binding upon the Lenders or become effective until accepted by the Lenders, in writing, at said places of business. If so accepted by the Lenders, this Agreement and the Other Agreements shall be deemed to have been executed and delivered at New York, New York. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, AND THE EFFECT OF PERFECTION OR NON-PERFECTION, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

         22. FORUM SELECTION AND SERVICE OF PROCESS. To induce the Lenders to accept this Agreement, each Account Owner irrevocably agrees that, subject to the Lenders' sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN

COURTS HAVING SITUS WITHIN THE CITY OF NEW YORK, STATE OF NEW YORK. EACH ACCOUNT OWNER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Each Account Owner hereby agrees that within thirty (30) days of the Closing Date, such Account Owner shall irrevocably appoint and designate The Prentice-Hall Corporation System, Inc., whose address is Albany, New York, as such Account Owner's true and lawful attorney and duly authorized agent for acceptance of service of legal process, and each Account Owner shall promptly deliver to the Agent evidence satisfactory to the Agent of such appointment of The Prentice-Hall Corporation System, Inc. Each Account Owner agrees that service of such process upon The Prentice-Hall Corporation System, Inc. shall constitute personal service of such process upon such Account Owner. EACH ACCOUNT OWNER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH ACCOUNT OWNER BY THE AGENT OR ANY OF THE LENDERS IN ACCORDANCE WITH THIS PARAGRAPH.

         23.     MODIFICATION AND BENEFIT OF AGREEMENT.

         (a) This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by the Borrower to be charged thereunder. No Borrower may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, such Borrower's rights, titles, interest, remedies, powers or duties thereunder.

         (b) Lender Assignment. Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement, the Revolving Note, the Term Notes and the Other Agreements, with the consent of the Agent and the consent of the Borrowers (which shall not be unreasonably withheld), and upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit B (an "Assignment and Assumption Agreement"), together with surrender of any Note or Notes subject to such assignment. The aggregate amount of a Commitment purchased by an assignee hereunder shall be for not less than $5,000,000, unless it is to another Lender. (This paragraph does not apply to branches and affiliates of a Lender, it being understood that a Lender may make, carry or transfer Loans at or for the account of any of its branch offices or affiliates without consent of the Borrowers, the Agent or any other Lender.)

         (c) Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the principal amount of their Loans (the "Register"). The Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register and Annex I hereto to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Note or Notes, the Agent will give prompt notice thereof to the Borrowers and deliver to the Borrowers a copy of the Assignment and Assumption Agreement and the surrendered Note or Notes. Within five Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent new Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any. Such new Note or Notes shall re-evidence the Loans outstanding under the surrendered Note or Notes, shall be dated as of the Closing Date and shall be substantially in the form of Exhibit C. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

         (d) Lender Participations. Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement, the Notes and the Other Agreements. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. The Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the participant's obligation in respect of the Commitment of the Lender from which the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Loans subject to such participation, (iii) postpone any maturity date fixed for final payment of principal of the Loans subject to the participation interest, and (iv) release any guarantor of the Liabilities or all or a substantial portion of the Collateral, other than when otherwise permitted hereunder.

         (e) Assignments and Participations to be made ratably. It is expressly understood and agreed by and among the Lenders and the Borrowers that
(i) each sale by a Lender (whether by way of assignment or participation) of an interest in such Lender's Commitment shall be made ratably as among such Lender's Proportionate Shares of the then outstanding Revolving Loans, Term Loan and Letter of Credit Obligations, (ii) no Lender may make an assignment of, or sell a participation in, all or any portion of its interest in any credit facility established pursuant to this Agreement unless such Lender, to the same proportionate extent and to the same assignee or participant, as the case may be, simultaneously makes an assignment of, or sells a participation in, such Lender's proportionate interest in all other credit facilities established pursuant to this Agreement and then in effect, and (iii) each Lender agrees that any sale (whether by way of assignment or participation) of an interest in its Commitment (A) made or to be made during the period from the Closing Date to the date which is 180 days thereafter and (B) to a bank or other financial institution which is not a Lender hereunder, may only be made by such selling Lender if its prospective assignee or prospective participant concurrently purchases an interest of the same dollar amount from each other Lender which elects to sell such interest to such prospective assignee or prospective participant; each Lender agrees that during such period the Agent shall coordinate all such sales.

         (f) Amendments and Waivers. No consent or election required to be made under this Agreement and no amendment or waiver of any provision of this Agreement, other than paragraph 14(b), or any Other Agreement shall be effective unless in writing and signed by the Majority Lenders (or by the Agent on their behalf), except that:

                 (i) the consent of all the Lenders is required to (A) increase the Total Credit Facility or the Revolving Line of Credit, (B) reduce the principal of, or rate of interest on, any of the Notes, any Letter of Credit Obligations or any fees hereunder (other than fees that are exclusively for the account of the Agent or the Issuing
Bank), (C) postpone any date fixed for any payment in respect of principal of or interest on any of the Notes, any Letter of Credit Obligations or any fees hereunder, other than fees parenthetically referred to in clause (B) hereof,
(D) revise the scheduled amortization of any of the Term Notes, (E) increase any of the advance rates used to calculate the Consolidated Borrowing Base, (F) change the percentage of the Commitments or any other minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder,
(G) amend or waive this paragraph or change the definition of Majority Lenders,
(H) terminate any instrument of guaranty executed by an Obligor in favor of the Agent or release any Obligor from his or its liability thereunder, (I) except as otherwise expressly provided in this Agreement, and other than in connection with (1) the financing, refinancing, sale or other disposition of any asset of the Borrowers permitted under this Agreement and without duplication or (2) the sale of any assets of the Borrowers up to an aggregate amount not to exceed $500,000 in any consecutive twelve (12) month period (as to which sale or disposition only the Agent's consent shall be required, so long as the proceeds of any such sale or other disposition are applied in accordance with the terms of this Agreement), release any liens in favor of the Lenders on any of the Collateral or (J) amend or modify any material term or provision of the CVC Note Purchase Agreement, the CVC Notes or the CVC Bridge Notes or consent to any optional payment on, or any prepayment on or redemption of, the indebtedness arising thereunder; and

                 (ii) the consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent under this Agreement or any Other Agreements, in addition to the consent of the Lenders otherwise required by this paragraph.

         24. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

         25. POWER OF ATTORNEY. Each Account Owner acknowledges and agrees that its appointment of the Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

         26.     WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.

                 (a) THE AGENT, EACH LENDER AND EACH ACCOUNT OWNER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY SUCH ACCOUNT OWNER, THE AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN SUCH ACCOUNT OWNER AND THE AGENT OR SUCH LENDER. IN NO EVENT SHALL THE AGENT OR SUCH LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

                 (b) Each Account Owner hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

                 (c) The Lenders' failure, at any time or times hereafter, to require strict performance by any Account Owner of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of the Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lenders of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Lenders in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of any Account Owner contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by the Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of each Lender whose consent is required hereunder and directed to such Account Owner specifying such suspension or waiver.

                 (d) The Agent and each Lender agree to keep any information designated in writing by a Borrower as confidential, and delivered or made available to the Agent or such Lender by such Borrower (including, without limitation, information obtained by the Agent by reason of a visit or investigation by any Person contemplated in paragraph 14(d) hereof and so designated in writing), confidential from anyone other than employees, officers, directors, affiliates, representatives and advisers of the Agent and such Lender who are or who may be engaged in evaluating, approving, structuring or administering the Loans or advising the Agent and such Lender with respect thereto; provided, however, that nothing herein shall prevent the Agent and each Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Agent or such Lender, (iii) which has been publicly disclosed other than by an act or omission of the Agent or such Lender except as permitted herein, (iv) to the extent reasonably required in connection with any litigation in connection with this Agreement, any of the Other Agreements, or the Liabilities, (v) to the extent reasonably necessary or required in connection with the actual or prospective sale or assignment of any interest in the Loans or the exercise of any remedy hereunder, and (vi) to the Agent and each Lender's legal counsel and independent auditors.

                            (Signature Page Follows)

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth in the initial paragraph hereof.
BCM-Alabama has also executed this Agreement as of such date for the purpose of signifying its acceptance of and its intent to be bound by the terms and provisions hereof made applicable to it, including without limitation the terms and provisions contained in paragraphs 7, 8, 10, 11, 13, 14, 17, 22, 25 and 26. In connection with the foregoing, BCM-Alabama warrants and represents that (i) it has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party and perform its obligations hereunder and thereunder and (ii) this Agreement and such Other Agreements are the legal, valid and binding obligations of BCM-Alabama and are enforceable against it in accordance with their terms.

                               CHEMICAL BANK,
                               as a Lender and as Agent and Issuing Bank


                               By /s/
                                  ---------------------------
                               Title     Vice President
                                     ------------------------

                               BOT FINANCIAL CORPORATION,
                               as a Lender


                               By
                                  ---------------------------
                               Title  Senior Vice President
                                     ------------------------

                               SMITH ENVIRONMENTAL
                               TECHNOLOGIES CORPORATION,
                               a Delaware corporation


                               By
                                  ---------------------------
                               Title   Vice President
                                     ------------------------

                               BCM ENGINEERS INC.,
                               a Pennsylvania corporation


                               By
                                  ---------------------------
                               Title
                                     ------------------------

                               BCM ENGINEERS INC.,
                               an Alabama corporation


                               By
                                  ---------------------------
                               Title      Vice President
                                     ------------------------

                               RIEDEL ENVIRONMENTAL SERVICES INC.,
                               an Oregon corporation


                               By
                                 ----------------------------
                               Title      Vice President
                                    -------------------------

                                    ANNEX I


 NAME AND ADDRESS OF                                            REVOLVING LOAN          TERM LOAN
 LENDERS                               COMMITMENT               COMMITMENT              COMMITMENT
 BOT Financial Corporation             $17,500,000              $14,250,000             $3,250,000
 2001 Ross Avenue
 Suite 3160
 Dallas, Texas 75201

 Chemical Bank                         $17,500,000              $14,250,000             $3,250,000
 633 Third Avenue
 New York, New York 10017